Form 1-A Offering Circular

Regulation A Tier 2 Offering

Offering Circular

For

EQUITYLINE CAPITAL (DELAWARE) LP

A Delaware Limited Partnership

December 16, 2021

SECURITIES OFFERED: Equity in the form of Units of Class A Limited Partnership Interests paying an annual cumulative 7.5% paid monthly.

MAXIMUM OFFERING AMOUNT: 5,000,000 Units for $50,000,000.00

PRICE: $10.00 per Unit

MINIMUM OFFERING AMOUNT: No Minimum Offering Amount required

MINIMUM INVESTMENT AMOUNT: $500.00 for 50 Units per Investor

CONTACT INFORMATION:

EquityLine Capital (Delaware) LP

920 North King Street, 2nd Floor

Wilmington, DE 19801

Phone: 1-888-269-1988

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, Investors are encouraged to review rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

EquityLine Capital (Delaware) LP, a limited partnership formed on September 8, 2020, in Delaware (the “Partnership”) is offering by means of this offering circular (the “Offering Circular”) equity in the form of Class A limited partnership interests paying a 7.5% cumulative dividend (the “Limited Partnership Interests,” the “Limited Partnership Units,” or in the singular an “Interest” or “Unit”) on a best-efforts basis. Each Unit is offered at $10.00, and the Minimum Investment Amount per Investor is $500.00. There is no Minimum Offering Amount. All Investors’ payments will first be deposited into an escrow account prior to the Partnership’s acceptance of such in exchange for Limited Partnership Units.

Sales of the Interests pursuant to this Regulation A Tier 2 Offering (the “Offering”) will commence immediately upon qualification by the Securities and Exchange Commission (the “Effective Date”) and will terminate on the earliest of: (a) the date the Partnership, in its sole discretion, elects to terminate, (b) the date upon which all Units have been sold, or (c) exactly 12 months after the Effective Date (the “Offering Period”).

The Units will be offered via the website https://equitylinemic.com (the “Platform”) on a continuous and ongoing basis. The acceptance of Investor subscriptions may be briefly paused at times to allow the Partnership to effectively and accurately process and settle subscriptions that have been received. There are no selling securityholders in this Offering.

The Partnership intends to raise Offering Proceeds to engage in the following activities: 1) to promote investment in this Offering through a professional marketing campaign; 2) to purchase and hold originated mortgages or mortgage secured debentures or notes consisting primarily of residential non-conventional mortgages and Alt-A Mortgages with a primary investment focus of Ontario, Canada. Subsequently, the Partnership may elect to expand its geographic focus to include additional areas of Canada and the United States, provided they meet the investment objectives of the Partnership. The investment will be made using mortgage secured loans to EquityLine Mortgage Investment Corporation (ELMIC), as well as direct mortgage and income producing real estate investment. These anticipated uses are not anticipated to change if the Partnership fails to reach the Maximum Offering Amount. The only change expected is the potential size of the asset portfolio if the Partnership raises amounts less than the Maximum Offering Amount. (See the “Use of Proceeds” below.) However, the Partnership reserves the right to change the anticipated or intended Use of Proceeds of this Offering as described in this section and as described elsewhere within this Offering Circular.

The General Partner and the Manager will receive compensation and income from the Partnership and is subject to certain conflicts of interest. (See the “Compensation of Management” and the “Conflicts of Interest” sections below for more details.) Investing in the Limited Partnership Interests is speculative and involves substantial risks, including risk of complete loss. Prospective Investors should purchase these securities only if they can afford a complete loss of their investment (see “Risk Factors” below starting on Page 4). There are material income tax risks associated with investing in the Partnership that prospective investors should consider. (See “Federal Income Tax Considerations” below.)

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

OFFERING PROCEEDS TABLE

	Price to public (1)	Underwriting discount and commissions (2)	Proceeds to the issuer (3)	Proceeds to other persons (4)
Amount Per Unit	$10.00	$0.15	$9.85	$0.00
Minimum Investment Amount (per Investor)	$500.00	$7.50	$467.50	$25.00
Minimum Offering Amount	NONE	N/A	N/A	N/A
Maximum Offering Amount	$50,000,000.00	$750,000.00	$49,115,000.00	$135,000.00

(1) Price to Investors was arbitrarily determined by the General Partner.

(2) The Partnership is not using an underwriter for the sale of the Class A Units. These commissions listed are those for Rialto Markets, a FINRA broker-dealer. Rialto Markets receives a 1.5% commission on the aggregate sales of the Units for a maximum of $750,000. See “Plan of Distribution” below.

(3) Net Deployable Proceeds to the Partnership only reflect an approximation of the Proceeds, less estimated commissions to the broker-dealer, less the deduction of organization and offering expenses reimbursement to the Manager. Any expenses associated with the Class A Units and/or other investments of the Partnership shall be paid by the Partnership in accordance with the terms set forth herein and in the Amended and Restated Limited Partnership Agreement.

(4) The initial expenses associated with this Offering, including legal and accounting expenses, will be paid by the Manager using the Proceeds. Notwithstanding the foregoing, once $1,000,000 in Offering Proceeds is raised the Partnership intends to reimburse the Manager for any organization and initial Offering costs and expenses incurred on behalf of the Partnership, which total approximately $135,000. There will be a $25 administration fee per transaction, to remain in the escrow account for direct payment of escrow and credit card fees.

INVESTOR SUITABILITY STANDARDS

All persons who purchase the Limited Partnership Interests pursuant to the Subscription Agreement, attached hereto as Exhibit 4, must comply with the Investor Suitability Standards as provided below. It is the responsibility of the purchaser of the Interests to verify compliance with the Investor Suitability Standards. The Partnership may request that the Investor verify compliance, but the Partnership is under no obligation to do so. By purchasing Interests pursuant to this Offering, the Investor self-certifies compliance with the Investor Suitability Standards. If, after the Partnership receives funds and transfers ownership of the Units, the Partnership discovers that the Investor does not comply with the Investor Suitability Standards as provided, the transfer will be deemed null and void ab initio and the Partnership will return funds to the purported purchaser. The amounts returned to the purported purchaser will be equal to the purchase price paid for the Interests less any costs incurred by the Partnership in the initial execution of the null purchase and any costs incurred by the Partnership in returning the funds. These costs may include any transfer fees, sales fees/commissions, or other fees paid to transfer agents or brokers.

The Limited Partnership Interests are being offered and sold only to “Qualified Purchasers” as defined in Regulation A.

Qualified Purchasers include:

(i) “Accredited Investors” defined under Rule 501(a) of Regulation D (as explained below); and

(ii) All other Investors so long as their investment in the Limited Partnership Interests does not represent more than 10% of the greater of the Investor’s, alone or together with a spouse or spousal equivalent, annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

The Units are offered hereby and sold to Investors that meet one of the two categories above, to qualify as an Accredited Investor, for purposes of satisfying one of the tests in the Qualified Purchaser definition, an Investor must meet one of the following conditions:

1) An Accredited Investor, in the context of a natural person, includes anyone who:

(i) Earned income that exceeded $200,000 (or $300,000 together with a spouse or spousal equivalent) in each of the prior two years, and reasonably expects the same for the current year or

(ii) Has a net worth over $1 million, either alone, or together with a spouse or spousal equivalent (excluding the value of the person’s primary residence), or

(iii) Holds in good standing a Series 7, 65, or 82 license.

2) Additional Accredited Investor categories include:

(i) Any bank as defined in Section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities and Exchange Act of 1934 (the “Exchange Act”); any insurance company as defined in Section 2(13) of the Exchange Act; any investment company registered under the Investment Fund Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Fund (SBIC) licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5 million any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5 million or, if a self-directed plan, with investment decisions made solely by persons who are Accredited Investors;

(ii) Any private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940;

(iii) Any organization described in Section 501(c)(3)(d) of the Internal Revenue Code of 1986, as amended (the “Code”), corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5 million;

(iv) Any director or executive officer, or Fund of the issuer of the securities being sold, or any director, executive officer, or Fund of a Fund of that issuer;

(v) Any trust, with total assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 506(B)(b)(2)(ii) of the Code; or

(vi) Any entity in which all of the equity owners are Accredited Investors as defined above.

SUMMARY AND RISK FACTORS

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering. This Offering Circular, together with the exhibits attached including, but not limited to, the Amended and Restated Limited Partnership Agreement (the “LPA”), a copy of which is attached hereto as Exhibit 3 and should be carefully read in its entirety before any investment decision is made. If there is a conflict between the terms contained in this Offering Circular and the LPA, the LPA shall prevail and control, and no Investor should rely on any reference herein to the LPA without consulting the actual underlying document.

SUMMARY OF THE PARTNERSHIP

The investment objective of the Partnership is to primarily generate fixed income returns from residential mortgages (the “Portfolio Investments”) in Canada. To enhance the fixed income return, the Partnership also intends to invest in real estate projects in Canada, and potentially in the United States as long as Management determines each project an appropriate investment. This investment strategy combines income producing real estate and mortgages for the purpose of making returns from income and capital gain through appreciation of the real estate. The strategy is intended to enhance those investments returns using investments, directly, indirectly, or through funds, mortgage investment corporations, real estate investment trusts, private equity vehicles, second and subordinate lien loans and share investments where active investment participation is made available to the Partnership.

A unique model was developed to balance the Partnership’s goals of providing income and liquidity with the attractive higher returns that can be achieved from including a portion (25%) of the portfolio in an equity ownership approach to real estate ownership and development. In the short term, less than 12 month term, high rates mortgages will be used as part of the portfolio to generate immediate returns, providing readily liquidated assets while real estate projects mature, and the equity returns become available.

LIMITED PARTNERSHIP INFORMATION	EquityLine Capital (Delaware) LP is a Delaware limited partnership (the “Partnership”) with a principal place of business located at 920 North King Street, 2nd Floor, Wilmington, DE 19801. Phone: 1-888-269-1988
MANAGEMENT: GENERAL PARTNER AND MANAGER

General Partner

EquityLine Capital (Delaware) LLC, is the General Partner of the Partnership, thus managing the objectives and the overall direction of the Partnership.

Manager

The day-to-day management and investment decisions of the Partnership are vested in its Manager, EquityLine Services Corp., an Ontario, Canada corporation.

INVESTMENT OBJECTIVES OF THE PARTNERSHIP

Proceeds from this Offering will be used to purchase and hold originated mortgages and/or mortgage-secured debentures or notes consisting primarily of residential non-conventional mortgages and Alt-A Mortgages with a primary investment focus of Ontario, Canada. Subsequently, the Partnership may expand its geographic focus to include additional areas of Canada and the United States, provided they meet the investment objectives of the Partnership. (See “Description of the Business”)

The Partnership intends to invest in using mortgage secured loans to its Affiliate ELMIC, a Federally enacted (Canada) and provincially regulated mortgage lending entity, as well as direct mortgage and income producing real estate investment.

Planned investment up to 25% of the value of the portfolio (“Portfolio Investments”) in real estate projects in Canada and the United States to enhance the fixed income returns from residential mortgages, effectively combining income producing real estate and mortgages for the purpose of making returns from income and capital gain (through enhancement of the real estate if and when the opportunity arises). The strategy is intended to enhance those investments returns using investments directly, indirectly or through funds, mortgage investment corporations, real estate investment trusts, private equity vehicles, second and subordinate lien loans, income producing real estate projects with both Affiliates of the Partnership and third parties, and to share investments where active investment participation is made available to the Partnership.

SECURITIES OFFERED

Offering equity interests in the form of Class A Limited Partnership Units paying a 7.5% cumulative dividend, offered at a purchase price of $10.00 per Unit. The Minimum Investment Amount is $500.00 per Investor.

Maximum Offering Amount is $50,000,000.

COMPENSATION OF MANAGEMENT	In addition to the fees detailed in the detailed “Compensation of Management” section below, the Manager will receive reimbursement for an Organizational Fee of $135,000.
COMMISSIONS FOR SELLING Limited Partnership Interests

The Limited Partnership Interests may be offered and sold directly by the Partnership, the Manager, the General Partner, any Officer, or any employee of the Partnership and/or the Manager companies. No commissions for selling the Limited Partnership Interests will be paid to any of these parties (including the General Partner, Officers of both the Partnership and the General Partner, and employees of the Partnership and the General Partner).

The Partnership has engaged Rialto Markets, an independent FINRA registered broker-dealer to assist the Partnership with the Sales of the Units for a 1.5% commission on the aggregate sales.

NO LIQUIDITY

There is no public market for the Limited Partnership Interests, and none is expected to develop. (See “Description of the Securities” below.) Prospective Investors are urged to consult their own legal advisors with respect to purchasing the Units and secondary trading of the Limited Partnership Interests. (See “Risk Factors” below.)

LEVERAGING THE PORTFOLIO

The Partnership may utilize funds provided by third parties to leverage (up to a maximum leverage rate of 80%) the potential value of the Partnership’s property asset portfolio. The General Partner has the discretion as to the use of such leverage, and the terms of any such agreement between the Partnership and the third party providing such funds.

IDENTIFICATION OF AFFILIATES	See Exhibit 16 the “Affiliates Diagram”
PARTNERSHIP EXPENSES

Except as otherwise provided herein, the Partnership shall bear all costs and expenses associated with the Offering, the operation of the Partnership, including, but not limited to, the annual tax preparation of the Partnership's tax returns, any state and federal income tax due, accounting fees, filing fees, independent audit reports, costs and expenses associated with the acquisition, rehabilitation, holding and management of real estate, mortgages, and costs and expenses associated with the disposition of real estate.

RISK FACTORS

The Partnership commenced preliminary business development operations on September 8, 2020, and it is organized as a limited partnership under the laws of the State of Delaware. Accordingly, the Partnership has only a limited history upon which an evaluation of its prospects and future performance can be made. The Partnership’s proposed operations are subject to all business risks associated with new enterprises. The likelihood of the Partnership’s success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the development of real estate, operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base. There is a possibility that the Partnership could sustain losses in the future.

There can be no assurances that the Partnership will operate profitably. An investment in the Units involves a number of risks. Investors should carefully consider the following risks and other information in this Offering Circular before purchasing Units. Without limiting the generality of the foregoing, Investors should consider, among other things, the following risk factors:

Inadequacy Of Funds

Gross Offering Proceeds up to $50 million may be realized. Management believes that such Proceeds will capitalize and sustain the Partnership sufficiently to allow for the implementation of the Partnership’s business plans. It is the intention of the Partnership to acquire third-party financing of the Portfolio Assets whether or not the Maximum Offering of $50 million is raised. If only a fraction of this Offering is sold, or if certain assumptions contained in Management’s business plans prove to be incorrect, the Partnership may have inadequate funds to fully develop its business and may need debt financing or other capital investment to fully implement the Partnership’s business plans.

Dependence On Management

In the early stages of development, the Partnership’s business will be significantly dependent on the Partnership’s management team. The Partnership’s success will be particularly dependent upon the General Partner’s management team. The loss of any of these individuals on the management team could have a material adverse effect on the Partnership.

Risks Associated with Expansion

The Partnership plans on expanding its business through the acquisition of originated mortgages or mortgage secured debentures or notes. Any expansion of operations the Partnership may undertake will entail risks, such actions may involve specific operational activities which may negatively impact the profitability of the Partnership. Consequently, the Limited Partners must assume the risk that (i) such expansion may ultimately involve expenditures of funds beyond the resources available to the Partnership at that time, and (ii) management of such expanded operations may divert Management’s attention and resources away from its existing operations, all of which factors may have a material adverse effect on the Partnership’s present and prospective business activities.

General Economic Conditions

The financial success of the Partnership may be sensitive to adverse changes in general economic conditions in Canada and the United States, such as recession, inflation, unemployment, and interest rates. Such changing conditions could impact mortgage lending markets. The Partnership has no control over these changes.

Possible Fluctuations in Operating Results

The Partnership’s operating results may fluctuate significantly from period to period as a result of a variety of factors, including purchasing patterns of mortgages or mortgage notes, note defaults, and general economic conditions. Consequently, the Partnership’s revenues may vary by quarter, and the Partnership’s operating results may experience fluctuations.

Risks Of Borrowing

If the Partnership incurs indebtedness, a portion of its cash flow will have to be dedicated to the payment of principal and interest on such indebtedness. Typical loan agreements also might contain restrictive covenants which may impair the Partnership’s operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of owners of Limited Partnership Units of the Partnership. A judgment creditor would have the right to foreclose on any of the Partnership’s assets resulting in a material adverse effect on the Partnership’s business, operating results or financial condition.

Unanticipated Obstacles to Execution of The Business Plan

The Partnership’s business plans may change. Some of the Partnership’s potential business endeavors are capital intensive and may be subject to statutory or regulatory requirements. Management believes that the Partnership’s chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of the Partnership’s principals and advisors. Management reserves the right to make significant modifications to the Partnership’s stated strategies depending on future events.

Management Discretion as To Use of Proceeds

The Net Proceeds from this Offering will be used for the purposes described under “Use of Proceeds.” The Partnership reserves the right to use the funds obtained from this Offering for other similar purposes not presently contemplated which it deems to be in the best interests of the Partnership and its Limited Partners in order to address changed circumstances or opportunities. As a result of the foregoing, the success of the Partnership will be substantially dependent upon the discretion and judgment of Management with respect to application and allocation of the net proceeds of this Offering. Investors in the Limited Partnership Units offered hereby will be entrusting their funds to the Partnership’s Management, upon whose judgment and discretion the investors must depend.

Control By Management

As of September 8, 2021, the Partnership’s Manager was empowered with certain duties and responsibilities related to management of the Partnership and investment operations. Investors in the Units should carefully review Exhibit 3 the Amended and Restated Limited Partnership Agreement and Exhibit 6 the Management Agreement with respect to manager control and obligations of the Manager to the Limited Partnership.

Limited Transferability & Liquidity

To satisfy the requirements of certain exemptions from registration under the Securities Act, and to conform with applicable state securities laws, each investor must acquire his Units for investment purposes only and not with a view towards distribution. Consequently, certain conditions of the Securities Act may need to be satisfied prior to any sale, transfer, or other disposition of the Units. Some of these conditions may include a minimum holding period, availability of certain reports, including financial statements from the Partnership, limitations on the percentage of Units sold and the manner in which they are sold. The Partnership can prohibit any sale, transfer or disposition unless it receives an opinion of counsel provided at the holder’s expense, in a form satisfactory to the Partnership, stating that the proposed sale, transfer or other disposition will not result in a violation of applicable federal or state securities laws and regulations. No public market exists for the Units and no market is expected to develop. Consequently, owners of the Units may have to hold their investment indefinitely and may not be able to liquidate their investments in the Partnership or pledge them as collateral for a loan in the event of an emergency or otherwise.

Broker - Dealer Sales of Units

The Partnership’s Limited Partnership Units are not presently included for trading on any exchange, and there can be no assurances that the Partnership will ultimately be registered on any exchange. No assurance can be given that the Limited Partnership Units of the Partnership will ever qualify for inclusion on the NASDAQ System or any other trading market. As a result, the Partnership’s Limited Partnership Units are covered by a Securities and Exchange Commission rule that opposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Partnership’s securities and may also affect the ability of Limited Partners to sell their Units in the secondary market.

Long Term Nature of Investment

An investment in the Units may be long term and illiquid. As discussed above, the offer and sale of the Units will not be registered under the Securities Act or any foreign or state securities laws by reason of exemptions from such registration which depends in part on the investment intent of the investors. Prospective investors will be required to represent in writing that they are purchasing the Units for their own account for long-term investment and not with a view towards resale or distribution. Accordingly, purchasers of Units must be willing and able to bear the economic risk of their investment for an indefinite period of time. It is likely that investors will not be able to liquidate their investment in the event of an emergency.

Offering Price

The price of the Units offered has been arbitrarily established by the Partnership, considering such matters as the state of the Partnership’s business development and the general condition of the industry in which it operates. The Offering price bears little relationship to the assets, net worth, or any other objective criteria of value applicable to the Partnership.

Compliance With Securities Laws

The Units are being offered for sale in reliance upon certain exemptions from the registration requirements of the Securities Act, applicable Delaware securities laws, and other applicable state securities laws. If the sale of Units were to fail to qualify for these exemptions, purchasers may seek rescission of their purchases of Units. If a number of purchasers were to obtain rescission, the Partnership would face significant financial demands which could adversely affect the Partnership as a whole, as well as any non-rescinding purchasers.

Lack Of Firm Underwriter

The Units are offered on a “best efforts” basis by the Management and employees of the Partnership including the General Partner, the Manager, Officers and employees of the Partnership, and the General Partner and the Manager entities without compensation and on a “best efforts” basis through certain FINRA registered Broker-Dealers which enter into Participating Broker-Dealer Agreements with the Partnership. Accordingly, there is no assurance that the Partnership, or any FINRA broker-dealer, will sell the maximum Units offered or any lesser amount.

Projections: Forward Looking Information

Management has prepared projections regarding the Partnership’s anticipated financial performance. The Partnership’s projections are hypothetical and based upon factors influencing the business of the Partnership. The projections are based on Management’s best estimate of the probable results of operations of the Partnership, based on present circumstances, and have not been reviewed by the Partnership’s independent accountants. These projections are based on several assumptions, set forth therein, which Management believes are reasonable. Some assumptions upon which the projections are based, however, invariably will not materialize due the inevitable occurrence of unanticipated events and circumstances beyond Management’s control. Therefore, actual results of operations will vary from the projections, and such variances may be material. Assumptions regarding future changes in sales and revenues are necessarily speculative in nature.

In addition, projections do not and cannot take into account such factors as general economic conditions, unforeseen regulatory changes, the entry into the Partnership’s market of additional competitors, the terms and conditions of future capitalization, and other risks inherent to the Partnership’s business. While Management believes that the projections accurately reflect possible future results of the Partnership’s operations, those results cannot be guaranteed.

This Offering Circular contains forward-looking statements that involve risks and uncertainties. The use of words such as “anticipated,” “projected,” “forecasted,” “estimated,” “prospective,” “believes,” “expects,” “plans,” “future,” “intends,” “should,” “can,” “could,” “might,” “potential,” “continue,” “may,” “will,” and similar expressions identify forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which may apply only as of the date of this Offering Circular.

Terrorist Attacks or Other Acts Of Violence Or War May Affect The Industry In Which The Partnership Operates, Its Operations & Its Profitability:

Terrorist attacks may harm the Partnership’s results of operations and an Investor’s investment. There can be no assurance that there will not be more terrorist attacks against the United States or U.S. businesses, and/or Canada or Canadian businesses. These attacks or armed conflicts may directly or indirectly impact the value of the property the Partnership owns or that secure its loans. Losses resulting from these types of events may be uninsurable or not insurable to the full extent of the loss suffered. Moreover, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. They could also result in economic uncertainty in the United States or abroad. Adverse economic conditions resulting from terrorist activities could reduce demand for space in the Partnership’s properties due to the adverse effect on the economy and thereby reduce the value of the Partnership’s properties.

COVID-19:

In December 2019, the 2019 novel coronavirus (“Covid19”) surfaced in Wuhan, China. The World Health Organization declared a global emergency on January 30, 2020, with respect to the outbreak and several countries, including the United States, have initiated travel restrictions. The final impacts of the outbreak, and economic consequences, are unknown and still evolving.

Subordinated Loans and Mortgages

Some of the mortgages in which the Partnership intends to invest may be considered to be higher risk than conventional senior debt financing because the Partnership may not have a first-ranking charge on the underlying property. When a charge on property is in a position other than first-ranking, it is possible for the holder of a senior-ranking charge on the property, if the borrower is in default under the terms of its obligations to such holder, to take a number of actions against the borrower in priority to the subordinate charge and ultimately against the property to realize on the security given for the loan. Such actions may include a foreclosure action, the exercising of a quit claim or an action forcing the property to be sold. A foreclosure action or the exercise of a giving-in-payment clause may have the ultimate effect of depriving any person having other than a first-ranking charge on the property of the security of the property. If an action is taken to sell the property and sufficient proceeds are not realized from such sale to pay off creditors who have prior charges on the property, the holder of a subsequent charge may lose its investment or part thereof to the extent of such deficiency unless the holder can otherwise recover such deficiency from other property owned by the debtor. The Partnership may remedy a default under the terms of a prior charge on a property or satisfy the obligation of a borrower towards the holder of a prior ranking charge if required to protect the Partnership’s investments.

No Guarantees

There can be no assurance that mortgage loans of the Partnership will result in a guaranteed rate of distribution or any distribution to Unitholders or that losses will not be suffered on one or more mortgage loans. Moreover, at any point in time, the interest rates being charged for mortgages are reflective of the general level of interest rates and, as interest rates fluctuate, it is expected that the aggregate yield on mortgage investments will also change.

A mortgage borrower’s obligations to the Partnership or any other person are not guaranteed by the Government of the United States or the Government of Canada, the government of any province or state or any agency thereof nor are they insured under the National Housing Act (Canada). In the event that additional security is given by the borrower or a third party or that a private guarantor guarantees the mortgage borrower’s obligations, there is no assurance that such additional security or guarantee will be sufficient to make the Partnership whole if and when resort is to be had thereto.

Reliance on Borrowers

After funding a mortgage, although the Partnership may monitor the situation and has its own limited insurance policies in place, the Partnership relies upon borrowers to maintain adequate insurance and for proper adherence to environmental regulations.

Competition

The performance of the Partnership depends, in large part, on the Manager’s ability to source or acquire mortgage loans at favorable yields. The Manager competes with individuals, corporations and institutions for investment opportunities in the financing of real property. Certain of these competitors may have greater resources than the Partnership and may therefore operate with greater flexibility. As a result, the Manager may not be able to source or acquire sufficient mortgage loans at favorable yields or at all.

Sensitivity to Interest Rates

It is anticipated that the value of the Portfolio at any given time may be affected by the level of interest rates prevailing at such time. The Partnership’s income will consist primarily of interest payments on the mortgages comprising the Portfolio. If there is a decline in interest rates (as measured by the indices upon which the interest rates of the Partnership’s mortgages are based), the Partnership may find it difficult to source or otherwise generate additional mortgages bearing rates sufficient to achieve targeted annualized distributions on the offered Units. There can be no assurance that an interest rate environment in which there is a significant decline in interest rates would not adversely affect the Partnership’s ability to maintain distributions on the offered Units at a consistent level. Increasing interest rates may also adversely affect the Partnership’s performance and/or the value of the offered Units and the Partnership’s Portfolio.

Due to the term of the mortgages comprising the Portfolio and the inability to accurately predict the extent to which the Partnership’s mortgages may be prepaid, it is possible that the Partnership may not be able to sufficiently reduce interest rate risk associated with the replacement of such mortgages through new investments in mortgages.

Availability of Investments

Because the Partnership relies on the Manager and its affiliated brokerage, EquityLine Financial Corp., to source mortgages it invests in, the Partnership is exposed to adverse developments in the business and affairs of the Manager and EquityLine Financial, to the management and financial strength of each and to the ability of each to operate its business profitably. The ability of the Partnership to make investments in accordance with its investment objective and investment strategies depends upon the availability of suitable investments and the amount of funds available to make such investments. Additionally, the Partnership may occasionally hold excess funds to be invested in additional mortgages, which may negatively impact returns.

Financing

The net proceeds raised by the Offering may not be sufficient to accomplish all of the Partnership’s objectives and there is no assurance that alternative financing to pay for such objectives will be available. There can be assurance that the Partnership will have access to sufficient capital or access to capital on terms favorable to the Partnership for future mortgage portfolio acquisitions.

Risks Related to Mortgage Extensions and Mortgage Defaults

The Manager may from time to time deem it appropriate to extend or renew the term of a mortgage past its maturity, or to accrue the interest on a mortgage, in order to provide the borrower with increased repayment flexibility. The Manager generally will do so if it believes that there is a low risk to the Partnership of not being repaid the full principal and interest owing on the mortgage. In these circumstances, however, the Partnership is subject to the risk that the principal and/or accrued interest of such mortgage may not be repaid in a timely manner or at all, which could impact the cash flows of the Partnership during the period in which it is granting this accommodation.

Further, in the event that the valuation of the asset has fluctuated substantially due to market conditions, there is a risk that the Partnership may not recover all or substantially all of the principal and interest owed to the Partnership in respect of such mortgage. When a mortgage is extended past its maturity, the loan can either be held over on a month-to-month basis or renewed for an additional term at the time of its maturity. Notwithstanding any such extension or renewal, if the borrower subsequently defaults under any terms of the mortgage, the Manager has the ability to exercise its mortgage enforcement remedies in respect of the extended or renewed mortgage.

Exercising mortgage enforcement remedies is a process that requires a significant amount of time to complete, which could adversely impact the cash flows of the Partnership during the period of enforcement. In addition, as a result of potential declines in real estate values, there is no assurance that the Partnership will be able to recover all or substantially all of the outstanding principal and interest owed to the Partnership in respect of such mortgages by exercising its mortgage enforcement remedies. Should the Partnership be unable to recover all or substantially all of the principal and interest owed to the Partnership in respect of such mortgages, the Partnership’s net asset value would be reduced, and the returns, financial condition and results of operations of the Partnership could be adversely impacted.

Renewal of Mortgages Comprising the Portfolio

There can be no assurances that any of the mortgages comprising the Partnership’s Portfolio can or will be renewed at the same interest rates and terms, or in the same amounts as are currently in effect. With respect to each mortgage comprising the portfolio, it is possible that the mortgagor, the mortgagee or both, will elect to not renew. In addition, if the mortgages in the portfolio are renewed, the principal balance of such renewals, the interest rates and the other terms and conditions of such mortgages will be subject to negotiation between the mortgagors and the mortgagees at the time of renewal.

Foreclosure and Related Costs

One or more borrowers could fail to make payments according to the terms of their loan and the Partnership could therefore be forced to exercise its rights as mortgagee. The recovery of a portion of the Partnership’s assets may not be possible for an extended period of time during this process and there are circumstances where there may be complications in the enforcement of the Partnership’s rights as mortgagee. Legal fees and expenses and other costs incurred by the Partnership in enforcing its rights as mortgagee against a defaulting borrower are borne by the Partnership. Although these fees, costs and expenses are usually recoverable from the borrower directly or through the sale of the mortgaged property by power of sale or otherwise, there is no assurance that they will actually be recovered.

Furthermore, certain significant expenditures, including property taxes, capital repair and replacement costs, maintenance costs, mortgage payments, insurance costs and related charges must be made through the period of ownership of real property regardless of whether the property is producing income or whether mortgage payments are being made. The Partnership may therefore be required to incur additional outlays to protect its investment, even if the borrower is not honoring its contractual obligation.

Reliance on the Manager

The Manager will advise the Partnership in a manner consistent with the investment objective, the Portfolio Restrictions and the investment restrictions of the Partnership and will be responsible for the management and direction of the affairs of the Partnership relating to the administration and evaluation and assumption of the potential mortgages of the Partnership. Although the employees of the Manager who will be primarily responsible for the performance of the respective obligations of each such entity owed to the Partnership have extensive experience, there is no certainty that such individuals will continue to be employees of the Manager in the future. In addition, the Management Agreement may be terminated in certain circumstances. There is no assurance that the Manager will continue to provide services to the Partnership.

In addition, there is no certainty that the persons who are currently officers and directors of the Manager will continue to act in such capacity. Limited Partners will be required to rely on the good faith, expertise and judgment of the individuals comprising the management of the Manager from time to time. Limited Partners do not have the right to direct or influence in any manner the business or affairs of the Manager.

DILUTION

There have not been any transfers or sales of the Partnership’s Class A Units within the past year to the General Partner, Manager, Officers, or affiliated persons.

PLAN OF DISTRIBUTION

We have retained Rialto Markets, LLC as a FINRA registered broker-dealer for its onboarding services in this transaction. Participating broker-dealers, if any, and others may be indemnified by us with respect to this offering and the disclosures made in this Offering Circular. These provisions apply to all FINRA members participating in this offering, including, but not limited to, Rialto Markets, LLC.  Rialto Markets will receive a consulting fee of $5,000 (upon issuance of FINRA No Objection Letter), a Blue-Sky Service fee of $5,000, a commission/fee of 1.5% of the aggregate amount of gross proceeds from the offering. In addition to these fees, Rialto Markets may also receive expense reimbursements up to $21,000 for FINRA and Blue-Sky Fees. The maximum amounts of all items of Rialto’s participation related compensation in connection with this offering are disclosed, pursuant to FINRA rule 5110(c)(2)(C).

No Commissions or any other remuneration for the Unit sales will be provided to the Partnership, the General Partner, the Manager, any Officer, or any employee of any of these previously listed entities, relying on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

The Partnership has engaged Wilmington Trust as Escrow Agent for this Offering. The Partnership will not limit or restrict the sale of the Limited Partnership Interests during this 12-month Offering. No market exists for the Limited Partnership Interests and no market is anticipated or intended to exist, therefore there is no plan to stabilize the market for any of the securities to be offered.

The General Partner, Manager, Officers, and employees of the Partnership and General Partner and Manager entities are primarily engaged in the Partnership’s business of investment in real estate and none of them are, or have ever been, brokers nor dealers of securities. The General Partner, Manager, Officers, and employees of the Partnership/General Partner/Manager will not be compensated in connection with the sale of securities through this Offering. The Partnership believes that the General Partner, Manager, Officers, and employees are associated persons of the Partnership not deemed to be brokers under Exchange Act Rule 3a4-1 because: (1) no General Partner, Manager, Officer, or employee is subject to a statutory disqualification, as that term is defined in section 3(a)(39) of the Exchange Act at the time of their participation; (2) no General Partner, Manager, Officer, or employee will be compensated in connection with his participation by the payment of commissions or by other remuneration based either directly or indirectly on transactions in connection with the sale of securities through this Offering; (3) no General Partner, Manager, Officer, or employee is an associated person of a broker or dealer; (4) the General Partner, Manager, Officers, and employees primarily perform substantial duties for the Partnership[ other than the sale or promotion of securities; (5) no General Partner, Officer, or employee has acted as a broker or dealer within the preceding twelve months of the date of this Offering Circular; (6) no General Partner, Manager, Officer, or employee will participate in selling this Offering after more than twelve months from the Effective Date of the Offering.

SELLING SECURITY HOLDERS

There are no selling security holders in this Offering.

USE OF PROCEEDS

The Partnership intends to raise Offering Proceeds to engage in the following activities. First, to promote investments in this Offering through a professional marketing campaign with an advertising agency. Proceeds will be used to purchase and hold originated mortgages and/or mortgage-secured debentures or notes consisting primarily of residential non-conventional mortgages and Alt-A Mortgages with a primary investment focus of Ontario, Canada. Subsequently, the Partnership may expand its geographic focus to include additional areas of Canada and the United States, provided they meet the investment objectives of the Partnership.

A unique model was developed to balance the Partnership’s goals of providing income and liquidity with the attractive higher returns that can be achieved from including a portion (25%) of the portfolio in an equity ownership approach to real estate ownership and development. In the short term, less than 12 month term, high rates mortgages will be used as part of the portfolio to generate immediate returns, providing readily liquidated assets while real estate projects mature, and the equity returns become available.

ESTIMATED USE OF PROCEEDS BY AMOUNT/PERCENTAGE RAISED

Amount & Percentage Offering Proceeds Raised	$12,500,000 (25%)	$25,000,000 (50%)	37,500,000 (75%)	$50,000,000 (100%)
Estimates of the Total Offering Expenses (sum of the following 2 rows of expenses)	$322,500 (2.58%)	$510,000 (2.04%)	$697,000 (1.86%)	$885,000 (1.39%)
Organizational Expenses [2]	$135,000 (1.08%)	$135,000 (0.54%)	$135,000 (0.36%)	$135,000 (0.27%)
Estimated Commissions/ Sales Expenses [1]	$187,500 (1.50%)	$375,000 (1.50%)	$562,500 (1.50%)	$750,000 (1.50%)
Net Deployable Proceeds [3]	$12,177,500 (97.42%)	$24,490,000 (97.96%)	$36,803,000 (98.14%)	$49,115,000 (98.23%)
Marketing Campaign Costs	$3,026,500 (24.21%)	$3,026,500 (12.11%)	$3,026,500 (8.07%)	$3,026,500 (6.05%)
Approximate Amount Available For Portfolio Investments	$9,151,000 (73.21%)	$21,463,500 (85.85%)	$33,776,500 (90.07%)	$46,088,500 (92.18%)
Asset Management Fee Payable to the Manager [4]	$4,576 (.05% of the value of Portfolio Investments)	$10,732 (.05% of the value of Portfolio Investments)	$16,888 (.05% of the value of Portfolio Investments)	$23,044 (.05% of the value of Portfolio Investments)
Estimated Amounts, if any, Paid to each Affiliate	$0.00 (0%)	$0.00 (0%)	$0.00 (0%)	$0.00 (0%)

(1)	Rialto Markets, an independent FINRA/SIPC registered broker-dealer, is acting as the broker/dealer of record by assisting the Partnership with the sales of Interests on a best-efforts basis, in exchange for 1.5% commission on the aggregate amount raised by the Partnership up to $750,000. No commissions for selling Limited Partnership Interests will be paid to the Partnership, the Manager, or to any Officer, or employee of the Partnership and/or the Manager.
(2)	The initial expenses associated with this Offering, including legal and accounting expenses, will be paid by the Manager using the Proceeds. Notwithstanding the foregoing, the Partnership intends to reimburse the Manager for any organization and initial Offering costs and expenses incurred on behalf of the Partnership, which total approximately $135,000. There will be a $25 administration fee per transaction, to remain in the escrow account for direct payment of escrow and credit card fees.

(3)	Net Deployable Proceeds to the Partnership only reflect an approximation of the Proceeds, less estimated commissions to the broker-dealer, less the deduction of organization and offering expenses reimbursement to the Manager. Any expenses associated with the Limited Partnership Interests and/or other investments of the Partnership shall be paid by the Partnership in accordance with the terms set forth herein and in the Amended and Restated Limited Partnership Agreement.
(4)	Asset Management Fee equal to 0.5% of the value of the Portfolio Investments, payable to the Manager.

1) MARKETING CAMPAIGN $3,026,500.

With the Proceeds of the Offering, the Partnership intends to execute the following marketing campaign with an advertising agency which uses a systematic, data-driven approach in order to create compelling content, with exclusive focus on investor acquisition and outreach aiming to complete the raise.

Strategy

1.	Laser target investor groups by segments
2.	Develop focused messaging
3.	Acquire precision data
4.	Create a series of custom decision trees (funnels)
5.	Create the outreach, remarketing, and post-invest-button campaigns
6.	Test, measure, refine, and optimize the campaigns

Implementation

E5A crafts nuanced positioning and messaging specific to the marketing campaign structure, highlighting key differentiation points and selecting specific aspects to emphasize. Its reach to prospects will be targeted and nuanced, and explain the investment opportunity, as well as motivating them to invest.

Tactics

·	Emails to Target Segments
·	Mini-Site/Offering Page
·	Investment Guide
·	Video
·	Data Build
·	Ads Media Planning
·	Media tech
·	Execution – Total Transparency

Marketing Budget

	Pre-Pay	Month 1	Month 2	Month 3	Month 4	Month 5	Month 6
Ad Agency	$45,000	$30,000	$30,000	$30,000	$30,000	$30,000	$30,000
Media	$0	$52,000	$121,500	$158,000	$241,000	$274,000	$299,000
DRIP	$0	$1,000	$2,000	$3,000	$4,000	$5,000	$5,000

Continued below:

	Month 7	Month 8	Month 9	Month 10	Month 11	Month 12	TOTAL
Ad Agency	$30,000	$30,000	$30,000	$30,000	$30,000	$30,000	$405,000
Media	$291,000	$291,000	$291,000	$266,000	$223,000	$64,000	$2,571,500
DRIP	$5,000	$5,000	$5,000	$5,000	$5,000	$5,000	$50,000
						TOTAL	$3,026,500

2) PORTFOLIO INVESTMENTS IN ORIGINATED MORTGAGES AND/OR MORTGAGE SECURED DEBENTURES Up to $45,703,500.

The primary objective of the Use of Proceeds is to purchase and hold originated mortgages (first and second) or mortgage secured debentures or notes consisting primarily of residential non-conventional mortgages and Alt-A Mortgages with a primary investment focus of Ontario, Canada.

Within the first twelve months after the Effective Date, the Partnership intends to focus on acquiring mortgages and maintain a portfolio of mortgages or mortgage secured debentures or notes with the mortgages consisting primarily of residential non-conventional mortgages and “Alt-A” Mortgages for the purpose of generating potential investment returns for Limited Partners in the Partnership.

EquityLine Mortgage Investment Corporation (“ELMIC”) shall serve as the primary but non-exclusive originator of loans for the Partnership’s loan portfolio. ELMIC qualifies as a “mortgage investment corporation” (within the meaning of the Income Tax Act (Canada)). By qualifying as a mortgage investment corporation, ELMIC is a non-bank provider of residential, and to a lesser extent, commercial, real estate finance. ELMIC finances loans that are secured by real estate assets but that may be identified as too risky by conventional bank lenders or loans which need to be funded quicker or are more customized than conventional bank lenders can accommodate. ELMIC’s investment objective is to preserve investors’ capital while providing a consistent stream of cash distributions. It is balanced by better security, reliability, and higher return. Investing predominantly in short-term residential, and to a lesser extent, commercial, real estate mortgage loans, ELMIC seeks to make loans in the alternative mortgage market, principally in the residential mortgage market, without the risk and time commitment of actually purchasing a property.

A unique model was developed to balance the Partnership’s goals of providing income and liquidity with the attractive higher returns that can be achieved from including a portion (25%) of the portfolio in an equity ownership approach to real estate ownership and development. In the short term, less than 12 month term, high rates mortgages will be used as part of the portfolio to generate immediate returns, providing readily liquidated assets while real estate projects mature, and the equity returns become available.

As overviewed above the Partnership will deploy funds accordingly. These anticipated uses will not change if the Partnership fails to reach the Maximum Offering Amount. The only change that will occur is the potential size of the asset portfolio if the Partnership raises less than the Maximum Offering Amount. The Net Proceeds (or “Net Deployable Proceeds”) from this Offering will not be used to compensate or otherwise make payments to the General Partner, Manager, Officer, or Limited Partners of the Partnership, unless and to the extent it is as otherwise stated below.

USE OF PROCEEDS TO DISCHARGE DEBT

Currently, there is no debt associated with the Partnership. However, if there were any debt, all debts will be paid prior to any distributions as specified in the Amended and Restated Limited Partnership Agreement.

ACQUISITION TO PURCHASE PROPERTY OUTSIDE NORMAL COURSE OF BUSINESS

The Partnership may engage in any lawful business activity in which a Delaware limited partnership may engage.

RESERVATION TO CHANGE USE OF PROCEEDS

The General Partner reserves the right to use the Proceeds of this offering in any lawful business activity in which a Delaware limited partnership may engage.

METHOD OF DEPRECIATION

The Partnership will use basic GAAP Principles, and the depreciation method will be implemented per project at the maximum allowable deprecation schedule that will best benefit all investors. The method of appraisal will be conducted by a certified third-party appraisal, and/or a combination of market data and income potential.

DESCRIPTION OF THE BUSINESS

The Partnership formed for the purpose of acquiring originated mortgages or mortgage secured debentures or notes (the “Notes” or the “Mortgages”) primarily from EquityLine Mortgage Investment Corporation (“ELMIC”), an affiliated entity that is owned and managed by the principals of the Partnership and an operating a Canadian mortgage lender. Potential investment could be made in or through other affiliated mortgage lenders and third-party originators/lenders. The Partnership intends to acquire mortgages and maintain a portfolio of mortgages or mortgage secured debentures or notes with the mortgages consisting primarily of residential non-conventional mortgages and “Alt-A” Mortgages for the purpose of generating potential investment returns for Limited Partners in the Partnership.

A unique model was developed to balance the Partnership’s goals of providing income and liquidity with the attractive higher returns that can be achieved from including a portion (25%) of the portfolio in an equity ownership approach to real estate ownership and development. In the short term, less than 12 month term, high rates mortgages will be used as part of the portfolio to generate immediate returns, providing readily liquidated assets while real estate projects mature, and the equity returns become available.

The EquityLine Group of Companies (collectively “EquityLine”) has a core focus on residential mortgages. EquityLine started as a mortgage brokerage, sourcing short-term funding to residential homeowners who needed help with renovations, upgrades, and debt consolidation.

In 2018, ELMIC was launched. This funded corporation was formed to undertake direct lending as an alternative to brokering residential loans and using third-party mortgage funds. The mortgage investment corporation structure provides qualified investors with an opportunity to participate in pools of Canadian residential mortgages. This investment product benefits investors with the opportunity to generate a predictable monthly income with returns above market for similar products. The mortgages that have been sourced and funded over the past four years by ELMIC have had an average interest rate of above 10%. The return on ELMIC’s currently funded mortgages from February 1, 2019 to October 1, 2020 is more than 11%, with a loan-to-value ratio ranging between 68 -74%. This anticipated continuing growth will enhance the economies of scale and returns achieved by ELMIC as a whole. Moreover, it is expected that a larger size portfolio will provide ELMIC with greater diversification of mortgages and increased mortgage funding capacity and flexibility.

PARTNERSHIP STRUCTURE

Number Employees of the Partnership

There are currently seven Partnership employees working part-time. The employees may increase work hours as needed up to full time. The General Partner may hire additional employees for the Partnership as needed.

AFFILIATES

See Exhibit 16 for the Affiliates Diagram

The EquityLine Group of Companies is comprised of affiliated companies. The first to be formed was EquityLine Financial Corporation (“EquityLine Financial”). It was incorporated in 2014 as a mortgage brokerage, sourcing short term funding to residential homeowners who needed help with renovations, upgrades, and debt consolidation.
ELMIC was incorporated under the Ontario Business Corporations Act ( “OBCA”) on January 18, 2018, to act as an affiliated investor funded direct lending vehicle. ELMIC does not have any subsidiaries.
EquityLine Services Corporation is the manager for ELMIC and the Partnership. The Manager was incorporated under the OBCA on January 18, 2018. The Manager provides its services directly or indirectly through EquityLine Financial which is an affiliated company to the Manager.
EquityLine includes the Velev companies which are also engaged in real estate development and finance. See Exhibit 16 for a diagram of the corporate structure.
The headquarters and registered office of ELMIC, the Manager, and EquityLine Financial is located at 550 Highway 7 Avenue East, Suite 338, Richmond Hill, Ontario L4B 3Z4. The EquityLine can be contacted at 1-888-269-1988 or info@ equitylinemic.com.

ELMIC Investment Strategy

Risk Mitigation Profile

Management of ELMIC believes the key to its success is its risk mitigation strategy. The Corporation’s risk mitigation strategy differs from the strategy adopted by a majority of other Mortgage Investment Corporations (“MICs”).
Many MICs operate on the fringe of the mortgage lending markets. They focus on 2nd and 3rd mortgages from individuals with soft or distressed credit. These MICs leverage this fringe credit profile to charge high interest rates that mitigate a default arrears ratio that averages approximately 1.9%.
EquityLine’s model is focused on lower-risk mortgages, targeting an average default ratio of 0.5% to 0.75%. This is achieved through a unique, well defined and strictly adhered to set of investment criteria.

EquityLine’s Mortgage Target Criteria

·	Investment in a mix of qualified 1st and 2nd mortgages in carefully selected urban residential Southern Ontario communities
·	An average mortgage duration of 6 to 12 months, designed to reduce risk, increase liquidity of the investments and keep the loan to value (“LTV”) unaffected by the potential downturn of the real estate market
·	Mortgages limited to a maximum 80% LTV ratio
·	A mortgage generally less than $300,000
·	A requirement that high value LTV 2nd mortgages prepay interest for the term of the mortgage
·	Generally, 35% of all mortgages require prepaid interest
·	Targeted properties are classified as prime urban in larger communities around Southern Ontario
·	All properties must have a current appraisal produced by an accredited member of the Appraisal Institute of Canada

To test its business model with investors, ELMIC decided to list on the Jamaican Stock Exchange (“JSE”) in February 2018. ELMIC’s legal and corporate advisors made the point that Jamaica was an underserved market and they believed that investors would welcome a fixed annual return of 8.00% on investments in high quality mortgages on Southern Ontario real estate. The Series A Preferred Shares of ELMIC were listed on the JSE public market and USD $5.3 million was raised. Series H Non-Voting Shares have been made available on a private placement basis to qualified investors through select exempt market dealers and, at the time, ELMIC’s JSE Series A Preferred Shares were potentially to be raised in the future. ELMIC is publicly traded on the JSE under the symbol “ELMIC”. In late 2019 ELMIC achieved its initial goals and targets, including share raise, dividend payments and fund lending. Documented results may not be indicative of ongoing outturns but, per their objective, the current Series A preferred shareholders receive a fixed annual return on 8% of investment. Based on an external reviewed and Board of Directors approved future business model, ELMIC is actively organized to process a system to accumulate greater assets and expand the growth of EquityLine Group of Companies.

Today, ELMIC is an established and successful corporation carefully managing millions of dollars of investor funds and loan portfolios while continuing to maintain conservative underwriting principles. To date, ELMIC has consistently paid all monthly dividends to investors and has not experiences any foreclosures on any funded mortgage.

EquityLine Group of Companies (“EquityLine”) success to date is based on its management team’s history in the mortgage industry as professionals who cumulatively have more than four decades of relevant and successful sectoral experience. (See “Directors, Officers, and Significant Employees of the General Partner and its Affiliates” below)

THE MARKET

Current State of the Mortgage Lending Market in Canada

In March of this year, the Mortgage Professionals Canada (“MPC”) released its latest State of the Mortgage Market report, which provides several new statistics and insights into the Canadian mortgage market.

Despite regular headlines about rising home prices and overvaluation in the country’s largest centers, the report finds that Canadians continue to see homeownership as an important element of their long-term financial plans.

The Mortgage Market by the Numbers

1.	6 million: The number of homeowners with mortgages (out of a total of 9.91 million homeowners in Canada)

2.	1.45 million: The number of Home Equity Line of Credit (“HELOC”) holders

• This is down 9% from 1.6 million last year 3. 4.82 million: The number of tenants in Canada

3.	.29% Canadian mortgage default rate: lower Canadian mortgage default rate of 0.29%. (CHMC Q2-2020) verses U.S residential Q2-2020 default rate of 2.49% (source: Board of Governors for the Federal Reserve System)

Mortgage Types by the Numbers

1.	4%: Percentage of mortgage holders with fixed-rate mortgages in 2019
·	Up from 68% in 2018
·	For mortgages on homes purchased specifically in 2019, fixed-rate mortgages were chosen 85% of the time
2.	21%: Percentage of mortgages that have variable or adjustable rates

• Down from 27% in 2018. But expect this percentage to rise in the coming year.

3.	5%: Percentage that are a combination of fixed and variable, known as “hybrid” mortgages (unchanged from 2018)
4.	“The lack of a cost advantage for variable rates, and with expectations for most of the year that variable rates were unlikely to fall for some time, caused a large majority of active borrowers to choose the security of a fixed rate,” Dunning wrote.

Amortization Periods by the Numbers

1.        11%: Percentage with extended amortizations of more than 25 years (unchanged from

2018)

• However, looking specifically at mortgages taken out in 2018 or later (after the stress test on uninsured mortgages came into effect), 14% have amortizations exceeding 25 years.

2.        21.2 years: The average amortization period (for all mortgage holders)

Source: canadianmortgagetrends.com (a Canadian mortgage industry publication with approximately 500,000 annual readers).

No Legal Proceedings

The Partnership has not had any bankruptcy proceedings or material reorganizations as of the date of this Offering Circular.

 DESCRIPTION OF PROPERTY

The Partnership does not currently own any business personal property or real property of any material significance.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

PLAN OF OPERATIONS

The Partnership is a Delaware limited partnership formed on September 8, 2020, for the purpose of acquiring originated mortgages or mortgage secured debentures or notes primarily from ELMIC, a party owned and managed by the principals of the Partnership and operating a Canadian mortgage lender. Potential investment could be made in or through other affiliated mortgage lenders. The Partnership intends to acquire mortgages and maintain a portfolio of mortgages or mortgage secured debentures or notes with the mortgages consisting primarily of residential non-conventional mortgages and “Alt-A” Mortgages for the purpose of generating potential investment returns for Limited Partners in the Partnership.

The investment objectives of the Partnership also include the strategy to include investments in real estate projects primarily in Canada, and potentially in the United States as long as each project meets the Partnership’s investment objective to enhance the fixed income returns from residential mortgages. The investment strategy combines income producing real estate and mortgages for the purpose of making returns from income and capital gain (through enhancement of the real estate if and when the opportunity arises). The strategy is intended to enhance those investments returns using investments in securities, directly, indirectly or through funds, mortgage investment corporations, real estate investment trusts, private equity vehicles, second and subordinate lien loans and share investments where active investment participation is made available to the Partnership.

Planned investment up to 25% of the value of the portfolio (“Portfolio Investments”) in real estate projects in Canada and the United States to enhance the fixed income returns from residential mortgages, effectively combining income producing real estate and mortgages for the purpose of making returns from income and capital gain (through enhancement of the real estate if and when the opportunity arises). The strategy is intended to enhance those investments returns using investments directly, indirectly or through funds, mortgage investment corporations, real estate investment trusts, private equity vehicles, second and subordinate lien loans, income producing real estate projects with both Affiliates of the Partnership and third parties, and to share investments where active investment participation is made available to the Partnership.

The Portfolio Investments will be held on a pool basis such that as an investment is liquidated the General Partner may, in its discretion, determine to hold and reinvest the proceeds in replacement investments in the portfolio. This will particularly be the case for mortgage investments. Gains from real estate investments may be distributed at realization allowing some earlier recognition of returns, although less of a portfolio will be dedicated to the real estate. The expected gains in value will be used to enhance investor returns.

The Partnership has been created to provide investors with an opportunity to invest indirectly in mortgages and real estate selected by the Manager in accordance with the Partnership’s asset allocation model and its investment objectives and restrictions. The Partnership intends to build on the track record and experience of the principal of the Manager who has more than a decade of successful investing to offer investors an opportunity to benefit from its mortgage investment strategy as disclosed in this Memorandum.

In order to achieve the Partnership’s investment objective, the Manager will seek to source primarily, but not exclusively, first and subordinate charge Non-Conventional Mortgages and Alt-A Mortgages for investment by the Partnership. The originated mortgages or mortgage secured debentures or notes that the Partnership invests into can benefit a consumer real estate borrower by providing:

•  loan terms in line with the real estate investor’s investment model;

•  the ability to execute quickly on real estate investment opportunities;

•  potentially lower monthly payments; and

•  access to credit for more challenged borrowers and properties.

As a result of the above, it is the Manager’s opinion that borrowers are willing to pay the higher interest rates that the loan originators may charge for these specialty mortgages.

Investment Strategies for the Partnership

The Partnership works to achieve its investment objective by investing in a portfolio consisting primarily of residential, and to a lesser extent, commercial, mortgages that are secured by residential (including multi-residential) or commercial (if applicable) real property. The Partnership will seek to invest in originated mortgages that combine the highest yields and lowest loan to value ratios it can reasonably source. The Partnership’s Portfolio Restrictions (as described below) restrict the Partnership from investing in mortgage loans with a loan-to-value ratio in excess of 80%.

The Partnership intends to focus its investments primarily in urban markets and their surrounding areas, which the Manager believes are typically more liquid and provide less volatile security for mortgage loans. The Partnership intends to focus its investments in Ontario, particularly the Greater Toronto Area and Ottawa. However, the Partnership’s Portfolio Restrictions permit the Partnership to invest in mortgages across Canada if the Manager determines it to be advisable. As at the date of this Offering, the Partnership has not engaged and does not currently intend to engage licensed mortgage brokers outside of Ontario. The Partnership’s focus on short- term (6 to 12 months) mortgages (e.g., home equity lines) with LTV of 80% or less.

The Manager believes that these strategies combined provide the Partnership with opportunities to:

-obtain favorable yields and maximize returns through efficient sourcing and management of mortgage loans secured by real property;

-take advantage of yield benefits which arise from the Partnership’s quick access to capital through efficient processing and management of opportunities;

-take advantage of yield benefits which arise from the Partnership’s ability to offer more flexibility with the loans;

-gain access to a continuous supply of mortgage investment opportunities; and

-mitigate risk in the investment selection process through the significant experience and comprehensive underwriting practices of the Partnership and Manager.

The long-term strategy of the Partnership is to grow the Portfolio by continuing to acquire mortgages or mortgage secured debentures or notes. In order to facilitate the timely acquisition of mortgages, bridging the maturity of mortgages and to manage working capital timing requirements, the Partnership may obtain a loan facility with a financial institution or other lender. This facility shall not exceed 30% of the Partnership’s total assets. As at the date of this Offering, the Partnership does not have a loan facility outstanding and has not entered into any discussions with third-party lenders regarding any potential loan facilities.

Disclosure Regarding the Operations of ELMIC and EquityLine Financial (Primary Affiliated Loan Originator Entities)

ELMIC shall serve as the primary but non-exclusive originator of loans for the Partnership through its Affiliate EquityLine Financial (a Mortgage Broker) and third-party independent contracted Mortgage Brokers. ELMIC qualifies as a “mortgage investment corporation” (within the meaning of the Income Tax Act (Canada). By qualifying as a mortgage investment corporation, ELMIC is a non-bank provider of residential, and to a lesser extent, commercial, real estate finance. ELMIC finances loans that are secured by real estate assets but that may be identified as too risky by conventional bank lenders or loans which need to be funded quicker or are more customized than conventional bank lenders can accommodate. ELMIC’s investment objective is to preserve investors’ capital while providing a consistent stream of cash distributions. Investing predominantly in short-term residential, and to a lesser extent, commercial, real estate mortgage loans, ELMIC seeks to make loans in the alternative mortgage market principally in the residential mortgage market.

Home Equity Lines of Credit

The mortgages provided by ELMIC are in most circumstances “home equity lines of credit”, which are second mortgages that have interest rates that fluctuate with the prime rate. ELMIC’s home equity lines are revolving credit lines that provide property owners with additional financing for debt consolidation, renovations and other uses. The mortgages typically involve an interest only payment each month and can be called at any time.

EquityLine Financial

EquityLine Financial offers mortgage brokering services, mortgage lending and private mortgage loan administration services. It is licensed as a mortgage brokerage, and through the Manager, operates as a licensed mortgage administration company, each through the Financial Services Regulatory Authority (formerly, Financial Services Commission of Ontario prior to June 8, 2019).

Loan Portfolio Investment Process

The Partnership utilizes a Loan Portfolio (a pool of funded secured residential and commercial mortgages) investment process that is characterized by a macro-to-micro approach to identify attractive mortgage investment opportunities, beginning first with a macro-level economic analysis of various geographic housing markets and properties, and second with the identification of individual mortgage investment opportunities and the assessment of specific details of each project and borrower.

Mortgage investments will be sourced by the Manager directly and through ELMIC and through independent third party mortgage brokers. EquityLine Financial has an extensive broker network of external mortgage brokers. The Partnership will fund originated mortgage loans that meet the Partnership’s lending investment criteria and the Portfolio Restrictions, resulting from: (i) the reputation, experience and marketing ability of the Manager; (ii) the timely credit analysis and decision making processes followed by the Manager; and (iii) significant demand for capital in the market segments in which the Partnership will provide loans. At an early stage of the identification and evaluation process, the Manager will confirm that a mortgage opportunity satisfies the Partnership’s lending criteria and Portfolio Restrictions.

Once determined by the Manager to be satisfactory based on an initial review, the Manager is required to perform comprehensive due diligence of the underlying assets. This due diligence process revolves around the Manager’s system of underwriting loans and evaluating properties and borrowers. The due diligence procedures undertaken by the Manager generally include, but are not limited to, the following considerations:

1. General Market Analysis

a) Macroeconomic variables

i) Demographic characteristics

ii) Socioeconomic outlook

2. Local Market Analysis

a) Assessment of local market conditions

i) Level of infrastructure development

ii) Assessment of potential liquidity of local market

3. Project Analysis

a) Financial status of borrower

4. Type of Due Diligence

a) Financial due diligence

i) Legal due diligence - including title and off-title searches (property tax payments, work orders, fire code compliance, etc.)

ii) Analysis of taxes/utilities/expenses

iii) Independent valuation/appraisal report produced by an accredited member of the Appraisal Institute of Canada

The Manager considers each investment opportunity in a mortgage or mortgage secured debenture or note and makes the purchase decision on behalf of the Partnership. Mortgages that are determined to be satisfactory by the Manager upon completion of its due diligence and that comply with its lending criteria and meet the requirements of the Portfolio Restrictions (on a stand-alone basis as well as in the context of the Aggregate Funded and Committed Assets), or which are otherwise considered desirable due to certain attractive features, are acquired. “Aggregate Funded and Committed Assets” means (a) all existing mortgage investments and interim investments comprising the portfolio; plus (b) all mortgage investments previously approved and mortgage investments committed by or on behalf of the Partnership; plus (c) in the context of a mortgage loan approval review, the proposed mortgage investment being considered for approval; plus (d) cash and cash equivalents.

ELMIC and its broker network source most mortgages, however, the Partnership is not precluded from making any purchases from third parties. The Manager may source additional mortgages through various methods, including, but not limited to, asset acquisitions, origination, syndication with other participants or in such other manner deemed advisable.

Portfolio Restrictions/Lending Criteria

The Manager has adopted the Portfolio Restrictions to manage the risk profile of the Partnership’s portfolio. Accordingly, the Manager actively and regularly evaluates the Aggregate Funded and Committed Assets for compliance with the Portfolio Restrictions.

The Portfolio Restrictions is a dynamic investment tool that assists the Manager in its development and maintenance of the Portfolio with a view to achieving the investment objectives of the Partnership. The Portfolio Restrictions, as summarized below, dictate the allocation of the Aggregate Funded and Committed Assets based upon various criteria as set out below:

1.  Maximum percentage allocation to a mortgage loan secured by any one property – not more than 10% of the Aggregate Funded and Committed Assets can be allocated to a mortgage loan secured by any one property;

2.  Maximum percentage allocation to a mortgage with any one borrower/borrower group – not more than 20% of the Aggregate Funded and Committed Assets can be allocated to a mortgage loan with any one borrower or group of related borrowers;

3.  Average term to maturity on mortgage loans – the average term to maturity on mortgage loans, comprising the Aggregate Funded and Committed Assets, shall not exceed 12 months. The target term to maturity on any one mortgage investment shall be 6-12 months;

4.  Maximum allocation to second mortgage positions – not more than 80% of the Aggregate Funded and Committed Assets shall be secured by second mortgage positions;

5.  Geographic restriction – not more than the following percentages set out below of the Aggregate Funded and Committed Assets can be invested in the corresponding regions: Ontario: 100%

Product type restriction – not more than the following percentages set out below of the Aggregate Funded and Committed Assets can be invested in mortgages secured by the product type set out below:

-Residential: 70%

-Multi-Residential Buildings: 30%

-Commercial: 30%

Maximum loan-to-value ratio of any one mortgage loan – on the date of funding, the maximum loan-to-value ratio of any one mortgage loan comprising the Aggregate Funded and Committed Assets shall not exceed 80%; and Maximum borrowing restriction – the Partnership will not borrow money in excess of 30% of the Partnership’s Net Asset Value at the time of borrowing.

Based on evolving market conditions and the investment history of the portfolio, the Portfolio Restrictions may be amended from time to time by the General Partner, in its sole discretion.

The Portfolio Restrictions will be assessed prior to the funding of each mortgage loan, assuming the subject mortgage loan is made. The Partnership plans to use mortgage portfolio monitoring and tracking software to assist in ensuring the Portfolio Restrictions are being met at the time a mortgage is made. Exceptions to the Partnership’s Portfolio Restrictions may be made by the Manager, subject to the unanimous approval of the independent directors, provided that (i) each individual exception upon funding a subject mortgage, excluding the effect of any subsequent exceptions, must be remedied within 120 days from the date of funding of the subject mortgage; and (ii) in the aggregate at any given time, permitted exceptions to the Portfolio Restrictions shall not represent more than 10% of the Partnership’s net asset value.

Material Agreement Disclosure - Management Agreement

The Partnership and the Manager entered into a management and administration agreement on September 8, 2020 (the “Management Agreement”), which is summarized below. This is a summary only and is subject to the complete terms and conditions of the Management Agreement (See Exhibit 6 the “Management Agreement”).

General

Pursuant to the Management Agreement, EquityLine Services Corp. was appointed as the Manager of the Partnership. The Manager will manage and control the mortgage investments and activities of the Partnership (directly or indirectly) and to provide administrative and management services, and as appropriate, act as agent or trustee for the Partnership in exchange for a management fee equal to 0.5% per annum of the Aggregate Funded and Committed Assets of the Partnership (the “Management Fee”).

Duties of the Manager

The Management Agreement, unless terminated as described below, will continue until the dissolution and winding-up of the Partnership. Pursuant to the Management Agreement, the Manager agrees to act on a basis which is fair and reasonable and exercise its powers and duties under the Management Agreement honestly, prudently, in good faith and in the best interests of the Partnership and, in connection therewith, to exercise the degree of care, diligence and skill that might reasonably be expected from a prudent manager of a business of similar nature, having similar responsibilities, and in the same general business. The Manager will not be liable in connection with the performance of its activities under the Management Agreement except in cases of willful misconduct, bad faith, negligence, breach of its standard of care owed under the Management Agreement or material breach or default of its obligations under the Management Agreement attached hereto as Exhibit 6.

Management Services

The Manager shall provide full management services for the Partnership in relation to the business and activity of the Partnership, consisting of the day-to-day supervision, management and operation of mortgage investments and real estate as follows:

1.  Comply with the portfolio diversification requirements and investment objectives of the Partnership;

2.  Supervise the preparation of mortgage agreements, security documents and opinions and the disbursement of funds;

3.  Conduct monitoring of the investment exposures and covenant compliance of each mortgage investment; and

4.  Provide day-to-day management and administration of the portfolio of investments, including monitoring and servicing the collection.

As to the management of the portfolio of portfolio investments, the Manager will:

1.  Undertake the day-to-day management, including the following but excluding those activities which require licensing as a mortgage broker or administrator which activities will be delegated to a duly licensed affiliate or third party:

- preparation of a monthly report on the costs and expenses incurred by the Partnership, the balance of the Partnership’s bank accounts and the contributions and distributions during the previous month such report to be delivered by the 15th day of each calendar month using data from the previous month;

-quarterly unaudited accounting and reporting of the performance of the portfolio investments and the activity of the Limited Partnership, such quarterly report or review to be prepared by the 15th day after the last day of each of April, July and October in each calendar year during the term of the Management Agreement; and

-quarterly reviews of (i) the portfolio; and (ii) each portfolio investment, such quarterly report or review to be prepared by the 20th day of each April, July and October in each calendar year during the term of the Management Agreement.

2.  Manage the minimization of losses, including the monitoring of all investments which form the activity of the Partnership, and with credit oversight pursuant to the credit and collection policy of the Partnership and Manager in furtherance of appropriate monitoring and oversight for similar businesses;

3.  Prepare an annual report and review of the activity of the Partnership, including audited annual financial statements; and

4.  Recommend to the Partnership and manage the dividend payments to the Limited Partners and the General Partner of the Partnership.

As to the general management of the portfolio of investments, the Manager will do the following:

1.  Undertaking matters in relation to: (i) the proactive investment origination (identification and evaluation of prospects, relationship management with prospects, investment opportunity evaluation and initial due diligence, etc.); and (ii) the acquisition of investments forming the activity of the Partnership;

2.  Evaluation of investment proposals from brokers, agents and other sources;

3.  Negotiation, preparation and presentation of investment documentation, including negotiation of terms and conditions (subject to the involvement of duly licensed mortgage brokers and administrators as required by the law);

4.  Coordinating and supervising the provision of services of any person or company retained on behalf of or as agent of the Limited Partnership or including mortgage brokerage and administration;

5.  Enforcing any rights of the Partnership or defending any claims made against the Partnership on such terms and conditions as the Manager may in is sole discretion deem satisfactory;

6.  Taking all such action as may be required to maintain the existence of the Partnership; and

7.  Providing such other advice and services as the Partnership may from time to time request in connection with the activity of the Partnership and the investments held.

Administrative Services

The Manager shall provide administrative services for the Partnership as follows:

1. At all times maintain appropriate books of account and records for the Partnership in accordance with good accounting practice;

2.  Deliver financial information and reports in the form and at the times as are reasonably required;

3.  Provide the clerical, administrative and operational services necessary for the proper head office administration of the Partnership, including, without limitation, the provision of office accommodation and office equipment and facilities and personnel for the performance of such head office services, in accordance with the provisions of the Management Agreement and provision of such other facilities as may be required for the purpose of fulfilling the Manager’s duties;

4.  Perform the duties of keeping accounts and records of banking activities of the Partnership and the investments;

5.  Prepare and file all tax and securities law filings required to be filed in connection with the activity of the Partnership and the investments and determine tax installments payable, if any;

6.  Deal with and reply to all correspondence and other communications addressed to the Partnership ore relating to the activity of the Partnership and the investments;

7.  Maintain and permit any duly authorized representative of the Partnership to inspect documents or records kept in possession of the Manager in connection with the activity of the Partnership and the investments;

8.  Satisfy and maintain all such requirements, consents and approvals as are needed to comply with privacy legislation throughout Canada, such that each of the Manager, the Partnership, the auditors and accountants of the Limited Partnership, shall have a right to review the credit files and appropriate consents as to the release of any personal or confidential information, which consents will comply with all applicable privacy legislation;

9.  Maintain all of the books, records, materials or otherwise, created or arising in connection with the provision of the management services under the Management Agreement, for and on behalf of the Partnership, subject to appropriate systems designed to ensure the continuation of the management activities provided for;

10.  Ensure that the maintenance of all books, records, and the receipt and disbursement of any information by or on behalf of the Partnership meets privacy, security and confidentiality standards which are in compliance with all privacy legislation, and is in compliance with the laws,

11.  statutes, regulations and guidelines governing the Partnership, and making available for audit and inspection all such books, records and materials, to the Partnership;

12.  Be responsible for all capital markets activities, including all activities in relation to the offering of securities of the Partnership in accordance with the applicable provisions of the Partnership’s offering documents (whether under prospectus or otherwise) and the Limited Partnership Agreement and the laws of all relevant and applicable jurisdictions;

13.  Actively and regularly evaluate the portfolio in the context of the investment objectives and for compliance with the Portfolio Restrictions and the investment restrictions and monitor regularly on an ongoing basis the Partnership’s compliance with applicable laws and regulatory requirements;

14.  Negotiate contractual arrangements with third-party providers of services to the Partnership including, but not limited to, registrars, transfer agents, auditors and printers, and appoint, supervise and remove such third-party service providers and any replacements upon such terms as the Manager shall think fit;

15.  Manage and administer the payment to be made by the Partnership to its providers of goods and services;

16.  Instruct and supervise legal counsel in the drafting, execution and registration of valid and enforceable mortgage security for each loan;

17.  Recommend to the Board the amount of distributions to be made by the Partnership to holders of Units, if necessary; and

18.  Do all such acts (including such advising and management services with respect to the portfolio), take all such proceedings, execute all such documents and exercise all such rights and privileges, although not specifically mentioned here, as the Manager may deem necessary or ancillary to administer the Partnership and its affairs, and to carry out the purposes of the Partnership in order for the Partnership to seek to achieve its investment objectives or as the Partnership may from time to time reasonably request.

Management and Related Fees

(a) Base Management Fee:

i) All of the Manager Fees will be exclusive of any applicable sales tax and other applicable taxes, which will be collected and required to be paid in addition to the Manager Fees. As remuneration for its services to be rendered hereunder, the Partnership shall pay to the Manager a fee (the “Management Fee”) equal to 0.5% per annum of the Aggregate Funded and Committed Assets of the Partnership, calculated daily, aggregated and paid monthly in arrears, plus applicable taxes.

ii) The Management Fee (together with all applicable taxes) shall be payable quarterly to the Manager on the last business day of each quarter, in arrears.

iii) Adjustments with respect to any overpayment or underpayment of the Management Fee shall be calculated as aforesaid for each Management Year and shall be made on the basis of the annual financial statements for the Partnership, within 30 days of the delivery thereof to the shareholders.

iv) The Manager may reduce, waive or defer management fees for any class of units of the Partnership as it shall determine in its sole discretion.

(b) Lender Fee: The Manager may retain the fees paid by a mortgagor for any mortgage funded where that fee is charged as a mortgage origination and servicing fee and is paid by the mortgagor at the time of the negotiation, funding or renewal of the mortgage asset.

(c) Manager Execution Fee and Bonus Fee Participation: The Manager is entitled to be paid the amount of 2% of the amount advanced on any directly originated mortgage or purchase price of any real estate assets that are invested in by the Partnership and is also entitled to the sharing of revenue and distributions as described in the Limited Partnership Agreement as a “Bonus Fee.” (See Exhibit 6 the “Management Agreement.”)

Termination

The Management Agreement shall be terminated if: (i) the Manager resigns; (ii) the Partnership is wound up or substantially all of the investments of the Partnership are sold; (iii) the Manager consents to or makes a general assignment for the benefit of creditors, or makes a proposal to creditors under any insolvency law, or is declared bankrupt or if a liquidator, trustee in bankruptcy, custodian or receiver or receiver and manager or interim receiver or other officer with similar powers is appointed to administer the property of the Manager; (iv) the Manager is convicted of fraud; or (v) the Manager is validly removed pursuant to the Management Agreement and the Limited Partnership Agreement of the Partnership.

The Partnership or the Manager may terminate the Management Agreement if the other party is in material default of its material obligations under the Management Agreement and does not remedy such breach within 60 days after written notice of such default is provided by a non-defaulting party.

DIRECTORS, OFFICERS, AND SIGNIFICANT EMPLOYEES OF THE GENERAL PARTNER AND ITS AFFILIATES

The Partnership is managed by seasoned business professionals with extensive business and sectoral experience. The management team is dedicated to the success of the Partnership and to maximizing the investment performance of the Partnership.

At the present time, two entities and seven individuals are actively involved in the management of the Partnership.

Directors:

Name	Position	Entity	Age	Term of Office	Approx. Hrs./Week
Sergiy Shchavyelyev	Limited Partner, Individual Principal, Directo	Partnership, ELGP, ELMIC, ELSC	37	September 2020 - Present	Full Time
Mark Korol, CPA, CFE, CFA, ABV, ICD.D	Director, Chief Financial Officer	ELMIC	58	August 2021 - Present	Full Time
Robert Kay	Independent Director, EVP	ELMIC	79	September 2020 - Present	Full Time
Ungad Chadda	Independent Director	ELMIC	49	September 2020 - Present	Full Time
Donald Hathaway	Independent Director	ELMIC	84	September 2020 - Present	Full Time
Eric Klein	Independent Director	ELMIC	61	September 2020 - Present	Full Time
Willie Handler	Independent Director	ELMIC	67	September 2020 - Present	Full Time
Sergiy Przhebelskyy	Director, Chief Operating Officer	Partnership, ELGP, ELMIC, ELSC	52	09/20/2020- Present	Full Time

 Officers:

Name	Position	Entity	Age	Term of Office	Approx. Hrs./Week
Roman Raskin	Chief Financial Officer	Partnership, ELGP, ELSC	36	September 2020 - Present	Full Time
Arthur Smelyansky, CIM, DMS, PFP	Chief Portfolio Officer	Partnership, ELGP, ELMIC, ELSC	39	September 2020 -Present	Full Time
Mark Simone	Vice President Officer	Partnership, ELMIC	65	September 2020 - Present	Full Time
Stephen Clarke	Vice President Officer	Partnership, ELMIC	54	September 2020 - Present	Full Time

Significant Employees:

Name	Position	Entity	Age	Term of Office	Approx. Hrs./Week
Mary Moncada	Office Manager	Partnership, ELMIC, ELSC	57	October 2020 - Present	Full Time

FAMILY RELATIONSHIP DISCLOSURE

No family relationships to disclose.

BUSINESS EXPERIENCE– GENERAL PARTNER & OFFICERS

Sergiy Shchavyelyev, Individual Principal of the General Partner, Director

Sergiy Shchavyelyev is the CEO and Founder of the EquityLine Mortgage Investment Corp. and VeleV Capital. EquityLine MIC is publicly traded corporation on the Jamaica Stock Exchange. Sergiy completed Financial Accounting certificate from Harvard Business School and holds a Master of Law Degree from Mechnikov National University. Sergiy currently manages over $110 million between funds and development projects. He is a real estate developer and mortgage broker, with extensive lending and financial experience in real estate assets. Sergiy has a track record of closing and redeveloping multi-million dollar transactions in the real estate industry. He owns, in part, a family operated real estate brokerage referred to herein as EquityLine Financial. Mr. Shchavyelyev is also a member of the advisory committee of PCMA Canada (Private Capital Markets Association of Canada).

Sergiy has been an active real estate broker from 2006 and mortgage specialist since 2008. Prior to working as a real estate broker, lender and re-developer, Sergiy worked in a small claims court and land registry office as a paralegal for over two years. He joined his family real estate business where he was involved in residential and commercial developments, custom built dwellings, apartment buildings and multi-million-dollar commercial real estate projects. Sergiy has completed over $750 million in real estate transactions.

Mark Korol, CPA, CFE, CFA, ABV, ICD.D, Director, Chief Financial Officer of the Partnership

Mark Korol has over 20 years’ experience as a Chief Financial Officer in a variety of industries, including seven years of public company experience at Zenon Environmental and CDI Education Corp. He has spent the last two years at the Arturos Group, an international vertically integrated hospitality business with 2,000 employees. Prior to Arturos Group, Mr. Mark spent 12 years with the Xela Group of Companies, a diversified multinational private company with 5,000 employees concentrated in the agricultural and hospitality industries. Mark has held various financial positions over his career including as a Research Analyst with National Bank Financial in Toronto, Ontario. Mark obtained his Bachelor of Commerce from the University of Windsor and a B.A. in Economics and Kinesiology from the University of Western Ontario. He is a Chartered Financial Analyst (CFA) and a Certified Public Accountant (CPA). Mark is also a Certified Fraud Examiner (CFE) and Accredited Business Valuator (ABV). He holds the Institute of Corporate Directors designation (ICD.D) and has been a Board member of both private and public companies with international operations.

Robert Kay, Executive Vice President, Independent Director

Robert Kay is a seasoned Corporate Director and Business Advisor. He combines business and legal skills with extensive experience in international commerce to develop and assess complex strategies with governments and multinational companies. Robert has served as a Corporate Director in both privately held and publicly listed companies, serving on Governance, Audit, and Strategy Committees. Robert is currently Chairman, Advisory Board of Migao Group; Corporate Director of ELMIC, Baycrest Geriatric Health Care & Research Centre for Aging and the Brain, and the Royal Canadian Military Institute.

Notable governance roles have included: Chairman-Canadian Commercial Corporation; Vice Chairman & Lead Director-Migao Corporation; Chairman-Migao Special Committee for Going Private; Chairman-Swiss/Canadian Chamber of Commerce; Director in Residence-Institute of Corporate Directors; Board Director-Changfeng Energy Inc; Board Director-American Chamber of Commerce (Ontario Council). Robert was a teaching Board Member in the Integrative Thinking Practicum of the MBA Degree Program at the University of Toronto. He is a former Deputy Judge of the Superior Court of Justice of Ontario SCC branch. Earlier in his career, Mr. Kay served as Personal Assistant to the Deputy Prime Minister of Canada. Robert is Chairman of the Baycrest Board Committee on Clinical Strategy, and Chairman of the Royal Canadian Military Institute Audit Committee. Mr. Kay is also a Member of the American Judges Association, and the Institute of Corporate Directors.

Ungad Chadda, Independent Director

Ungad Chadda was Senior Vice President of TMX Group, parent company of Toronto Stock Exchange and Enterprise Head of Corporate Strategy, Development and External Affairs. He was responsible for building and maintaining the TMX Group investor base as well as supporting its public interest mandate and strategies to grow as a company. Ungad joined TMX Group in 1997.

During his tenure, Ungad he has held progressively senior roles, including: Director of Listings, TSX Venture Exchange; Chief Operating Officer, TSX Venture Exchange; Vice President, Business Development, Toronto Stock Exchange and TSX Venture Exchange, Senior Vice President, Toronto Stock Exchange and President, Capital Formation.

Ungad is a Chartered Accountant and received his designation in 1996 practicing with Ernst and Young LLP. He is a past member of the Corporate Cabinet for the Centre for Addiction and Mental Health Foundation (CAMH), Chair of the World Federation of Exchanges (WFE) SME Advisory Board and a member of the Toronto Financial Services Alliance (TFSA) board.

Donald Hathaway, Independent Director

Donald Hathaway has spent over forty years executing leadership roles in diverse business, academic and government settings. He has been a business CEO, a senior partner in two major international consultancies and a corporate director on multiple boards while accumulating expertise in strategy, finance, risk management, marketing and corporate governance. Some of Donald’s previous experience included: Director at SLM Logistics (TSX-V: SEL); Chair at Atlantis Systems Corp (TSX-AIQ); Chair at Neotel International (TSX – NIT); Director at American Railway Systems, (NASDQ – OTC). Currently Donald has the following directorships: Director at First Resource Management Group; Chair at IRC for Knowledge First Financial with 8 billion in AUM; Chair at IRC for Harvest Portfolios Group with approaching 1 billion AUM; Chair at MetaFLO technologies. Two of them are registered investment funds.

Key roles have included the inaugural President and CEO of the Ontario Centres of Excellence and of the Global Risk Institute in Financial Services, and as a Founder and the original Board Chair of Compute Canada, the national system of high performance computers supporting research at all Canadian universities (he remains the Emeritus Chair). He has been a Governor of both York University and Ontario Tech University, and he is a former Chair of the University of Waterloo Advisory Council; Board of Governors, The Ontario Free Trade Policy Advisory Council; and the Canadian Employment and Immigration Advisory Council. Donald studied electrical engineering, mathematics and holds MBA Degree from York University.

Eric Klein, Independent Director

Eric Klein is currently President of Klein Valuation Services Inc., a firm that focuses on business strategy, complex mergers, acquisitions, divestitures and financings for mid-sized Canadian corporations. With more than 30 years of experience, he focuses on providing results-driven corporate finance advisory services for mid-market Canadian companies. Recently, Eric was a senior executive with a Canadian public financial institution. Prior to that Eric was the founder and Managing Director of the Corporate Finance, Valuations & Transaction practice of Farber Financial Group. Eric is a graduate of McGill University and a graduate Diploma in Public Accounting and holds designations as a Chartered Public Accountant and Chartered Business Valuator. Currently he is a Director and Audit Committee Chair of INV Metals Inc. (TSX:INV) and a Director and Board Chairman of Braingrid Corporation (CSE:BGRD).

Willie Handler, Independent Director

Willie Handler has 28 years of experience in the insurance sector with 20 years working on insurance regulatory policy with the Financial Services Commission of Ontario and 8 years operating his own consulting business. He has provided strategic advice to a wide range of clients who dealing with an evolving regulatory environment. He holds a Bachelor of Science from the University of Toronto, a Master’s in Health Administration from the Fox School of Business at Temple University and a Master’s in Public Administration from the Schulich School of Business at York University.

OFFICERS

Roman Raskin, Chief Financial Officer

Roman Raskin is the Chief Financial Officer of ELSC and the Partnership. Roman, with over 15 years of experience servicing local and international clients.

Roman is the founder and principal of Raskin & Associates Chartered Professional Accountants, an accounting firm located in Toronto providing accounting and assurance, taxation, and business advisory services. Prior to Raskin and Associates, Roman held various accounting, audit and advisory roles at Crowe Soberman LLP, Williams & Partners LLP, G7G Partnership LLP and Sloan Partners. He is a Chartered Professional Accountant in Canada who takes pride in his work and offers personal commitment, strategy and unique foresight. Roman’s desire for continuous learning, an entrepreneurial spirit and a passion for others has heavily contributed to ELSC strong foundation.

Arthur Smelyansky, CIM, DMS, PFP, Chief Portfolio Officer

Arthur Smelyansky is the Chief Portfolio Officer of the Partnership, ELMIC and the Manager. He currently serves as the Chief Executive Officer and Portfolio Manager at Maccabi Capital Management LLC and is a Portfolio Manager, Hedge Fund Trader and Co-Founder of Maccabi Equity Income Fund. Arthur is a Canadian Securities Institute certified Personal Financial Planner, Chartered Investment Manager and Derivatives Market Specialist.

Arthur was the Senior Analyst and Trader at Bonello Holdings Inc., located in Toronto, Canada, from September 2012 to January 2018. During his tenure at Bonello Holding, the company improved investment returns from 6% to 9.71%. Mr. Smelyansky’s responsibilities ranged from credit analysis and research for the entire portfolio to the direct management of a book of assets worth almost $40 million. Arthur’s specialty is in options trading, and using derivatives to preserve capital and lower portfolio volatility.

Arthur holds the CIM (Chartered Investment Manager), DMS (Derivatives Market Specialist) and PFP (Personal Financial Planner) designations . He is currently in the process of obtaining the CAIA (Chartered Alternative Investment Analyst) designation.

Sergiy Przhebelskyy, Chief Operating Officer, Director

Sergiy Przhebelskyy is a director and the Chief Operating Officer of the Partnership and ELMIC. Sergiy brings a wealth of banking sector knowledge having spent time over seven years in the banking and financial sectors at TD and The National Bank of Canada. In 2014, Sergiy transitioned out of the traditional mortgage lending channels to the mortgage broker channel. During this time, Sergiy gained experience and insights into alternative mortgage lending practices including private mortgage financing. He has completed more than $200 million in residential mortgage transactions over his career as a mortgage specialist. His ability to effectively source deals that best met his client’s needs at competitive rates won him high praise.

At the Partnership and ELMIC, Sergiy is involved in daily operations of underwriting, deal compliance, administration, and office management. He has an excellent knowledge of real estate sector, appraisals reports, mortgage structuring and funding processes.

Mark Simone, Vice President Officer

Mark Simone is a business executive with extensive C-Suite experience in the development and management of businesses in the insurance, finance, and medical sectors. He was the President of Medipac International Insurance, Canada’s largest retailer of long-term travel medical insurance, the Executive and Managing Director of the Canadian Snowbird Association, one of Canada’s largest lifestyle affinity groups, the President of Ontario Health Clinics, serving over fifty thousand patients and, most recently, the Vice President of Strategic Relations with Pinnacle Wealth Brokers, Canada’s largest Exempt Market Dealer.

Mark has developed successful sales and marketing programs throughout his career and has personally founded and managed large scale consumer and trade shows. He has a passion and talent for developing strategic relationships and maintaining mutual paths to success for all stakeholders.

Stephen Clarke, Vice President Officer

Stephen Clarke is an executive leader with over 30 years’ experience in the marketing and sales areas of the wealth management and financial services sectors. Stephen has significant experience in different regulatory environments including the Investment Industry Regulatory Organization of Canada (IIROC), the Mutual Fund Dealers Association (MFDA), the Financial Services Regulatory Authority (FSRA) and Private Capital Markets (Issuers and Exempt Market Dealers). Stephen has worked in both the product (asset manager, issuer) and distribution side of the wealth management industry. He has a unique ability to structure and promote a wide range of innovative products through multiple channels to a diverse investor audience. He holds an Honours Bachelor of Commerce and a Master of Business Administration (MBA) from McMaster University.

LEGAL PROCEEDINGS DISCLOSURE

The Partnership is not presently a party to any material litigation, nor is any litigation known to be threatened against the Partnership, the General Partner, or the Manager companies. Furthermore, the Partnership, the General Partner, the Manager and affiliates have no bankruptcies, investigations, or criminal proceedings to disclose.

COMPENSATION OF MANAGEMENT

The Manager will receive compensation and reimbursement for costs incurred relating to this and other offerings, as discussed below. Note that the Manager will also be reimbursed $135,000 in Organizational fees for the Partnership as soon as $1,000,000 is raised in this Offering.

The General Partner will receive a share of revenue and distributions made to the Partnership Pro Rata to ownership percentage.

Phase of Operation	Basis of Fee	Amount of Fee
Asset Management Fee Paid to Manager	Fees charged to the Partnership for management of its investments 0.5% per annum of the total amount of the Capital Account Balances of all the Class A Limited Partners, calculated and paid quarterly.	The total amount of fees that the Manager may receive cannot be determined at this time.
Execution Fee Paid to Manager

Fee charged to the Partnership for any amount advanced on ELMIC for the directly originated mortgage or purchase price of any real estate assets invested in by the Partnership.

2% on amount advanced to the Partnership

The total amount of fees that the Manager may receive cannot be determined at this time
Lender Fee Paid to Manager	Mortgagor’s fees retained by the Manager (and detailed below).	The total amount of origination, and servicing fees that the Manager may receive cannot be determined at this time.
General Partner’s Participation/ Bonus Fee	The General Partner shall receive a share of revenue and distributions made to the Partnership in accordance with Section 3.6 of the Amended and Restated Limited Partnership Agreement	The total amount of revenue and distributions (the “General Partner’s Participation/ Bonus Fee”) cannot be determined at this time

There is no accrued compensation that is due to any member of Management. Each executive of the Manager, and the Manager entity will be entitled to reimbursement of expenses incurred while conducting Partnership business.

Management and Related Fees

(a) Base Management Fee:

i) All of the Manager Fees will be exclusive of any applicable sales tax and other applicable taxes, which will be collected and required to be paid in addition to the Manager Fees. As remuneration for its services to be rendered hereunder, the Partnership shall pay to the Manager a fee (the “Management Fee”) equal to 0.5% per annum of the Aggregate Funded and Committed Assets of the Partnership, calculated daily, aggregated and paid quarterly in arrears, plus applicable taxes.

ii) The Management Fee (together with all applicable taxes) shall be payable monthly to the Manager on the last business day of each month, in arrears.

iii) Adjustments with respect to any overpayment or underpayment of the Management Fee shall be calculated as aforesaid for each Management Year and shall be made on the basis of the annual financial statements for the Partnership, within 30 days of the delivery thereof to the shareholders.

iv) The Manager may reduce, waive or defer management fees for any class of units of the Partnership as it shall determine in its sole discretion.

(b) Lender Fee: The Manager may retain the fees paid by a mortgagor for any mortgage funded where that fee is charged as a mortgage origination and servicing fee and is paid by the mortgagor at the time of the negotiation, funding or renewal of the mortgage asset.

(c) Manager Execution Fee and Bonus Fee Participation: The Manager is entitled to be paid the amount of 2% of the amount advanced on any directly originated mortgage or purchase price of any real estate assets that are invested in by the Partnership and is also entitled to the sharing of revenue and distributions as described in the Limited Partnership Agreement as a “Bonus Fee.” (See Exhibit 6 the “Management Agreement.”)

(d) the General Partner is entitled to the sharing of revenue and distributions as provided in Section 3.6 of the Amended and Restated Limited Partnership Agreement as a “Bonus Fee.”

CONFLICTS OF INTEREST

The Partnership and its Affiliates experience conflicts of interest in connection with the management of the Partnership’s business. Some of these material conflicts include:

1. The Manager, EquityLine Services Corp., is an Affiliate incorporated under the Business Corporate Act in Ontario, Canada (the “OBCA”), and also manages other Affiliates of the Partnership.

2. The Manager receives a 0.5% asset management fee from the Partnership, as well as an execution fee of 2% for any amount advanced on directly originated mortgage or purchase price of any real estate assets in which the Partnership invests. The Manager may also retain the Mortgagor’s fees as a lender fee for the total amount of origination and servicing on behalf of the Partnership.

3. The principal individual executive of both the General Partner and the Manager of the Partnership is Sergiy Shchavyelyev. The Directors of the Affiliates are also Independent Directors advising the Partnership.

4. ELMIC, an Affiliate owned and managed by the principal of the Partnership, receives fees from the Partnership for operating as a Canadian mortgage lender.

5. The terms of the Partnership’s Amended and Restated Limited Partnership Agreement, and the terms of the Partnership’s Management Agreement, both of which include the rights and obligations and the compensation of the General Partner and the Manager and its Affiliates, were not negotiated at arm’s length.

6. The Limited Partners will not be entitled to notice of or to attend, and will not be entitled to vote at, any meeting of the Partnership, unless and until the Partnership shall have failed to fully pay an aggregate of three (3) monthly dividends on the Class A Units in accordance with the LPA, whether or not consecutive and whether or not such dividends were declared and whether or not there are any monies of the Partnership properly applicable to the payment of such dividends. Accordingly, such voting rights shall be applicable once there is accrued and unpaid an aggregate of $0.1875 per Unit. In the event of such non-payment, and for only so long as any such dividends remain in arrears, the Limited Partners shall be entitled to receive notice of all meetings of the Partnership and to attend thereat.

7. Parallel Funds The General Partner has and may, in its discretion and to the extent permitted by applicable law, create or sponsor partnerships or other vehicles formed for participating pro rata and pari passu in the portfolio companies of the Partnership. ("Parallel Fund"). The Parallel Fund may consist of certain investors who for a variety of reasons may not wish to participate in the investments through the Partnership. Any costs associated with the formation and administration of a Parallel Fund will be paid by the investors in the Parallel Fund. It is the intention of the General Partner that the Manager of the Partnership will also act as the Manager of the Parallel Fund; provided, however, if such an arrangement were to become prohibited or result in a conflict of interest, a separate Manager will be established.

FIDUCIARY RESPONSIBILITY OF MANAGEMENT

Pursuant to the Amended and Restated Limited Partnership Agreement for EquityLine Capital (Delaware) LP, dated September 8, 2020, the next two sections describe the authority and the positive obligations of the General Partner:

Authority of General Partner

Subject to any provisions of this Agreement requiring Approval of the Limited Partners:

(a)	the General Partner is authorized to carry on the Activity of the Partnership, to administer, manage, control and operate the Activity of the Partnership, and, if a Mortgage Investment is liquidated before the end of the Term, the General Partner may, in its sole discretion, determine to hold and reinvest the proceeds as a replacement Mortgage Investment rather than capital to be distributed; and
(b)	in furtherance of the foregoing, the General Partner shall have all power and authority to do any act, take any proceeding, make any decision or execute and deliver any instrument, deed, agreement or document necessary for or incidental to carrying out the business for and on behalf of and in the name of the Partnership in accordance with this Agreement.

No Person dealing with the Partnership will be required to inquire into the authority of the General Partner to do any act, take any proceeding, make any decision or execute and deliver any instrument, deed, agreement or document for and on behalf of or in the name of the Partnership.

Positive Obligations of the General Partner

The General Partner covenants and agrees that it will, at all times during the term of LPA:

(a)	carry on the Activity of the Partnership in a commercially reasonable manner;
(b)	act in the utmost fairness and in good faith toward the Limited Partners in carrying out, and devote as much time as is reasonably necessary for the conduct of, its obligations hereunder;
(c)	maintain a system of accounting established and administered in accordance with GAAP, and keep adequate records and books of account in which accurate and complete entries will be made in accordance with such accounting principles reflecting all transactions required to be reflected by such accounting principles;
(d)	the “Duty to Report” by delivering to each Limited Partner, as soon as practicable and in any event (i) within 90 days after the end of each Fiscal Year, audited financial statements and partnership tax information and reporting slips; at any time that statements for the Mortgage Investments are audited or reviewed by an independent accounting firm, the statements for the Partnership may be prepared on an internal basis, but in each instance, the financial statements delivered to the Limited Partners as to the Partnership will be certified by a duly authorized officer or director of the General Partner certifying that the financial statements have been prepared in accordance with the requirements of this provision;

(e)	abide by all applicable laws relating to the withholding and remittance of taxes, including pursuant to the Tax Act, appropriately withholding and remitting payments, including withholding tax payable on any distributions to be made to a Limited Partner, as are required by the provisions of applicable tax law, including the Tax Act, and each Limited Partner hereby authorizes the withholding and remittance of withholding tax as and when such shall be required by the application of tax law; and
(f)	make the allocations and distributions contemplated by the LPA.

EquityLine’s Code of Conduct

EquityLine’s Managers have a code of business conduct that guides all the divisions within the group. This code includes:

- Strict compliance with legislation and regulation

- Adherence to a conservative risk profile in both lending and investing

- A strong and active Board that is weighted with independent directors who have significant experience in many areas of the financial services industry

Fiduciary Duties of Manager and General Partner Pursuant to the Delaware Code (all citations are taken directly from the Delaware Code, Title 6):

Section 15-404. General standards of partner’s conduct.

(a) The only fiduciary duties a partner owes to the partnership and the other partners are the duty of loyalty and the duty of care set forth in subsections (b) and (c) of this section.

(b) A partner’s duty of loyalty to the partnership and the other partners is limited to the following:

(1) To account to the partnership and hold as trustee for it any property, profit or benefit derived by the partner in the conduct or winding up of the partnership business or affairs or derived from a use by the partner of partnership property, including the appropriation of a partnership opportunity;

(2) To refrain from dealing with the partnership in the conduct or winding up of the partnership business or affairs as or on behalf of a party having an interest adverse to the partnership; and

(3) To refrain from competing with the partnership in the conduct of the partnership business or affairs before the dissolution of the partnership.

(c) A partner’s duty of care to the partnership and the other partners in the conduct and winding up of the partnership business or affairs is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law.

(d) A partner does not violate a duty or obligation under this chapter or under the partnership agreement solely because the partner’s conduct furthers the partner’s own interest.

(e) A partner may lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume 1 or more specific obligations of, provide collateral for and transact other business with, the partnership and, subject to other applicable law, has the same rights and obligations with respect thereto as a person who is not a partner.

(f) This section applies to a person winding up the partnership business or affairs as the personal or legal representative of the last surviving partner as if the person were a partner.

Section 15-405. Actions by partnership and partners; derivative actions.

(a) A partnership may maintain an action against a partner for a breach of the partnership agreement, or for the violation of a duty to the partnership, causing harm to the partnership.

(b) A partner may maintain an action against the partnership or another partner for legal or equitable relief, with or without an accounting as to partnership business, to:

(1) Enforce the partner’s rights under the partnership agreement;

(2) Enforce the partner’s rights under this chapter, including:

(i) The partner’s rights under § 15-401, § 15-403 or § 15-404 of this title;

(ii) The partner’s right on dissociation to have the partner’s interest in the partnership purchased pursuant to § 15-701 of this title or enforce any other right under subchapter VI or VII of this chapter; or

(iii) The partner’s right to compel a dissolution and winding up of the partnership business under § 15-801 of this title or enforce any other right under subchapter VIII of this chapter; or

(3) Enforce the rights and otherwise protect the interests of the partner, including rights and interests arising independently of the partnership relationship.

(c) The accrual of, and any time limitation on, a right of action for a remedy under this section is governed by other law. A right to an accounting upon a dissolution and winding up does not revive a claim barred by law.

(d) A partner may bring a derivative action in the Court of Chancery in the right of a partnership to recover a judgment in the partnership’s favor.

(e) In a derivative action, the plaintiff must be a partner at the time of bringing the action and:

(1) At the time of the transaction of which the partner complains; or

(2) The partner’s status as a partner had devolved upon the partner by operation of law or pursuant to the terms of the partnership agreement from a person who was a partner at the time of the transaction.

(f) In a derivative action, the complaint shall set forth with particularity the effort, if any, of the plaintiff to secure initiation of the action by the partnership or the reason for not making the effort.

(g) If a derivative action is successful, in whole or in part, as a result of a judgment, compromise or settlement of any such action, the court may award the plaintiff reasonable expenses, including reasonable attorney’s fees, from any recovery in any such action or from a partnership.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table contains certain information as of the Effective Date as to the number of Units beneficially owned by (i) each person known by the Partnership to own beneficially more than 10% of the Partnership’s units, (ii) each person who is a General Partner of the Partnership, (iii) all persons as a group who are General Partner and/or Officers of the Partnership, and as to the percentage of the outstanding units held by them on such dates and as adjusted to give effect to this Offering.

As of the date of this Offering there are no option agreements in place providing for the purchase of Limited Partnership Units.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Class A	Sergiy Shchavyelev, Principal of the General Partner	3.5%	None	3.5%

INTEREST OF MANAGEMENT AND CERTAIN OTHER TRANSACTIONS

The Partnership has not had any related-party transactions within the previous two fiscal years.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain relevant federal income tax considerations resulting from an investment in the Partnership but does not purport to cover all of the potential tax considerations applicable to any specific purchaser. Prospective investors are urged to consult with and rely upon their own tax advisors for advice on these and other tax matters with specific reference to their own tax situation and potential changes in applicable law discussion is a general summary of certain federal income tax consequences of acquiring, holding and disposing of partnership interests in the Partnership and is directed to individual investors who are United States citizens or residents and who will hold their interests in the Partnership as “capital assets” (generally, property held for investment). It is included for general information only and is not intended as a comprehensive analysis of all potential tax considerations inherent in making an investment in the Partnership. The tax consequences of an investment in the Partnership are complex and will vary depending upon each investor’s individual circumstances, and this discussion does not purport to address federal income tax consequences applicable to all categories of investors, some of whom may be subject to special or other treatment under the tax laws (including, without limitation, insurance companies, qualified pension plans, tax-exempt organizations, financial institutions or broker-dealers, traders in securities that elect to mark to market, Limited Partners owning capital stock as part of a “straddle,” “hedge” or “conversion transaction,” domestic corporations, “S” corporations, REITs or regulated investment companies, trusts and estates, persons who are not citizens or residents of the United States, persons who hold their interests in the Partnership through a company or other entity that is a pass-through entity for U.S. federal income tax purposes or persons for whom an interest in the Partnership is not a capital asset or who provide directly or indirectly services to the Partnership). Further, this discussion does not address all of the foreign, state, local or other tax laws that may be applicable to the Partnership or its Limited Partners.

Prospective investors also should be aware that uncertainty exists concerning various tax aspects of an investment in the Partnership. This summary is based upon the IRS Code, the Treasury Regulations (the “Treasury Regulations”) promulgated thereunder (including temporary and proposed Treasury Regulations), the legislative history of the IRS Code, current administrative interpretations and practices of the Internal Revenue Service (“IRS”), and judicial decisions, all as in effect on the date of this offering circular and all of which are under continuing review by Congress, the courts and the IRS and subject to change or differing interpretations. Any such changes may be applied with retroactive effect. Counsel to the Partnership has not opined on the federal, state or local income tax matters discussed herein, and no rulings have been requested or received from the IRS or any state or local taxing authority concerning any matters discussed herein. Consequently, no assurance is provided that the tax consequences described herein will continue to be applicable or that the positions taken by the Partnership in respect of tax matters will not be challenged, disallowed or adjusted by the IRS or any state or local taxing authority.

Prospective investors are urged to consult with and rely upon their own tax advisors for advice on these and other tax matters with specific reference to their own tax situation and potential changes in applicable law.

FOREIGN INVESTORS: NON-U.S. INVESTORS ARE SUBJECT TO UNIQUE AND COMPLEX TAX CONSIDERATIONS. THE PARTNERSHIP AND THE GENERAL PARTNER MAKE NO DECLARATIONS AND OFFER NO ADVICE REGARDING THE TAX IMPLICATIONS TO SUCH FOREIGN INVESTORS, AND SUCH INVESTORS ARE URGED TO SEEK INDEPENDENT ADVICE FROM ITS OWN TAX COUNSEL OR ADVISORS BEFORE MAKING ANY INVESTMENT.

Tax Classification of the Partnership as a Partnership

General.

The federal income tax consequences to the Investors of their investment in the Partnership will depend upon the classification of the Partnership as a “Partnership” for federal income tax purposes, rather than as an association taxable as a corporation. For federal income tax purposes, a partnership is not an entity subject to tax, but rather a conduit through which all items of partnership income, gain, loss, deduction and credit are passed through to its Limited Partners. Thus, income and deductions resulting from Partnership operations are allocated to the Investors in the Partnership and are taken into account by such Investors on their individual federal income tax returns. In addition, a distribution of money or marketable securities from the Partnership to a Limited Partner generally is not taxable to the Limited Partner unless the amount of the distribution exceeds the Limited Partner’s tax basis in his interest in the Partnership. In general, an unincorporated entity formed under the laws of a state in the United States with at least two partners, such as the Partnership, will be treated as a partnership for federal income tax purposes provided that (i) it is not a “publicly traded partnership” under Section 7704 of the IRS Code and (ii) does not affirmatively elect to be classified as an association taxable as a corporation under the so-called “check the box” regulations relating to entity classification. The Partnership is not currently a “publicly traded partnership” within the meaning of Section 7704 of the IRS Code for the reasons discussed below. In addition, the General Partner does not intend to affirmatively elect classification of the Partnership as an association taxable as a corporation. Accordingly, the General Partner expects that the Partnership will be classified as a partnership for federal income tax purposes.

Publicly Traded Partnership Rules.

Under Section 7704 of the IRS Code, a partnership that meets the definition of a “publicly traded partnership” may be treated as a corporation depending on the nature of its income. If the Partnership were so treated as a corporation for federal income tax purposes, the Partnership would be a separate taxable entity subject to corporate income tax, and distributions from the Partnership to a partners would be taxable to the partners in the same manner as a distribution from a corporation to a shareholder (i.e., as dividend income to the extent of the current and accumulated earnings and profits of the Partnership, as a nontaxable reduction of basis to the extent of the partner’s adjusted tax basis in his interests in the Partnership, and thereafter as gain from the sale or exchange of the Investors interests in the Partnership). The effect of classification of the Partnership as a corporation would be to reduce substantially the after-tax economic return on an investment in the Partnership.

A partnership will be deemed a publicly traded partnership if (a) interests in such partnership are traded on an established securities market, or (b) interests in such partnership are readily tradable on a secondary market or the substantial equivalent thereof. As discussed in this offering circular, interests in the Partnership (i) will not be traded on an established securities market; and (ii) will be subject to transfer restrictions set forth in the Limited Partnership Agreement. Specifically, the Limited Partnership Agreement generally prohibits any transfer of a partnership interest without the prior consent of the General Partner except in connection with an Exempt Transfer. The General Partner will consider prior to consenting to any transfer of an interest in the Partnership if such transfer would or could reasonably be expected to jeopardize the status of the Partnership as a partnership for federal income tax purposes.

The remaining discussion assumes that the Partnership will be treated as a Partnership and not as an association taxable as a corporation for federal income tax purposes.

Allocation of Partnership Income, Gains, Losses, Deductions and Credits

Profits and Losses are allocated to the Limited Partners under the Limited Partnership Agreement. In general, Profits or Losses during any fiscal year will be allocated as of the end of such fiscal year to each Limited Partner in accordance with their ownership interests. Certain allocations may be effected to comply with the “qualified income offset” provisions of applicable Treasury Regulations relating to partnership allocations (as referenced below).

Under Section 704(b) of the IRS Code, a Partnership’s allocations will generally be respected for federal income tax purposes if they have “substantial economic effect” or are otherwise in accordance with the “limited partner’s interests in the partnership.” The Partnership will maintain a capital account for each Limited Partner in accordance with federal income tax accounting principles as set forth in the Treasury Regulations under Section 704(b), and the Limited Partnership Agreement does contain a qualified income offset provision. The Limited Partnership Agreement requires liquidating distributions to be made in accordance with the economic intent of the transaction and the allocations of Partnership income, gain, loss and deduction under the Limited Partnership Agreement are designed to be allocated to the limited partners with the economic benefit of such allocations and are in a manner generally in accord with the principles of Treasury Regulations issued under Section 704(b) of the IRS Code relating to the Limited Partner’s interest in the partnership. As a result, although the Limited Partnership Agreement may not follow in all respects applicable guidelines set forth in the Treasury Regulations issued under Section 704(b), the General Partner anticipates that the Partnership’s allocations would generally be respected as being in accordance with the Limited Partner’s interest in the Partnership. However, if the IRS were to determine that the Partnership’s allocations did not have substantial economic effect or were not otherwise in accordance with the Limited Partners’ interests in the Partnership, then the taxable income, gain, loss and deduction of the Partnership might be reallocated in a manner different from that specified in the Limited Partnership Agreement and such reallocation could have an adverse tax and financial effect on Limited Partners.

Limitations on Deduction of Losses

The ability of a Limited Partner to deduct the Limited Partner’s share of the Partnership’s losses or deductions during any particular year is subject to numerous limitations, including the basis limitation, the at-risk limitation, the passive activity loss limitation and the limitation on the deduction of investment interest. Each prospective investor should consult with its own tax advisor regarding the application of these rules to it in respect of an investment in the Partnership.

Basis Limitation. Subject to other loss limitation rules, a Limited Partner is allowed to deduct its allocable share of the Partnership’s losses (if any) only to the extent of such Limited Partner’s adjusted tax basis in its interests in the Partnership at the end of the Partnership’s taxable year in which the losses occur.

At-Risk Limitation. In the case of a Limited Partner that is an individual, trust, or certain type of corporation, the ability to utilize tax losses allocated to such Limited Partner under the Limited Partnership Agreement may be limited under the “at-risk” provisions of the IRS Code. For this purpose, a Limited Partner who acquires a Partnership interest pursuant to the Offering generally will have an initial at-risk amount with respect to the Partnership’s activities equal to the amount of cash contributed to the Partnership in exchange for its interest in the Partnership. This initial at-risk amount will be increased by the Limited Partner’s allocable share of the Partnership’s income and gains and decreased by their share of the Partnership’s losses and deductions and the amount of cash distributions made to the Limited Partner. Liabilities of the Partnership, whether recourse or nonrecourse, generally will not increase a Limited Partner’s amount at-risk with respect to the Partnership. Any losses or deductions that may not be deducted by reason of the at-risk limitation may be carried forward and deducted in later taxable years to the extent that the Limited Partner’s at-risk amount is increased in such later years (subject to application of the other loss limitations). Generally, the at-risk limitation is to be applied on an activity-by-activity basis. If the amount for which a Limited Partner is considered to be at-risk with respect to the activities of the Partnership is reduced below zero (e.g., by distributions), the Limited Partner will be required to recognize gross income to the extent that their at-risk amount is reduced below zero.

Passive Loss Limitation. To the extent that the Partnership is engaged in trade or business activities, such activities will be treated as “passive activities” in respect of any Limited Partner to whom Section 469 of the IRS Code applies (individuals, estates, trusts, personal service corporations and, with modifications, certain closely-held C corporations), and, subject to the discussion below regarding portfolio income, the income and losses in respect of those activities will be “passive activity income” and “passive activity losses.” Under Section 469 of the IRS Code, a taxpayer’s losses and income from all passive activities for a year are aggregated. Losses from one passive activity may be offset against income from other passive activities. However, if a taxpayer has a net loss from all passive activities, such taxpayer generally may not use such net loss to offset other types of income, such as wage and other earned income or portfolio income (e.g., interest, dividends and certain other investment type income). Limited Partner income and capital gains from certain types of investments are treated as portfolio income under the passive activity rules and are not considered to be income from a passive activity. Unused passive activity losses may be carried forward and offset against passive activity income in subsequent years. In addition, any unused loss from a particular passive activity may be deducted against other income in any year if the taxpayer’s entire interest in the activity is disposed of in a fully taxable transaction.

Non-Business Interest Limitation. Generally, a non-corporate taxpayer may deduct “investment interest” only to the extent of such taxpayer’s “net investment income.” Investment interest subject to such limitations may be carried forward to later years when the taxpayer has additional net investment income. Investment interest is interest paid on debt incurred or continued to acquire or carry property held for investment. Net investment income generally includes gross income and gains from property held for investment reduced by any expenses directly connected with the production of such income and gains. To the extent that interest is attributable to a passive activity, it is treated as a passive activity deduction and is subject to limitation under the passive activity rules and not under the investment interest limitation rules.

Limitation on Deductibility of Capital Losses. The excess of capital losses over capital gains may be offset against ordinary income of a non-corporate taxpayer, subject to an annual deduction limitation of $3,000. A non-corporate taxpayer may carry excess capital losses forward indefinitely.

Taxation of Undistributed Partnership Income (Individual Investors)

Under the laws pertaining to federal income taxation of limited liability companies that are treated as partnerships, no federal income tax is paid by the Partnership as an entity. Each individual Limited Partner reports on his federal income tax return his distributive share of Partnership income, gains, losses, deductions and credits, whether or not any actual distribution is made to such limited partner during a taxable year. Each individual Limited Partner may deduct his distributive share of Partnership losses, if any, to the extent of the tax basis of his Units at the end of the Partnership year in which the losses occurred. The characterization of an item of profit or loss will usually be the same for the limited partner as it was for the Partnership. Since individual Limited Partners will be required to include Partnership income in their personal income without regard to whether there are distributions of Partnership income, such Investors will become liable for federal and state income taxes on Partnership income even though they have received no cash distributions from the Partnership with which to pay such taxes.

Tax Returns

Annually, the Partnership will provide the Limited Partners sufficient information from the Partnership's informational tax return for such persons to prepare their individual federal, state and local tax returns. The Partnership's informational tax returns will be prepared by a tax professional selected by the General Partner.

ERISA CONSIDERATIONS

When deciding whether to invest a portion of the assets of a qualified profit-sharing, pension or other retirement trust in the Partnership, a fiduciary should consider whether: (i) the investment is in accordance with the documents governing the particular plan; (ii) the investment satisfies the diversification requirements of Section 404(a)(1)(c) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and (iii) the investment is prudent and in the exclusive interest of participants and beneficiaries of the plan.

PLAN ASSETS

Under ERISA, whether the assets of the Partnership are considered “plan assets” is also critical. ERISA generally requires that “plan assets” be held in trust and that the trustee or a duly authorized Manager have exclusive authority and discretion to manage and control the assets. ERISA also imposes certain duties on persons who are “fiduciaries” of employee benefit plans and prohibits certain transactions between such plans and parties in interest (including fiduciaries) with respect to the assets of such plans. Under ERISA and the Code, “fiduciaries” with respect to a plan include persons who: (i) have any power of control, management or disposition over the funds or other property of the plan; (ii) actually provide investment advice for a fee; or (iii) have discretion with regard to plan administration. If the underlying assets of the Partnership are considered to be “plan assets,” then the Manager(s) of the Partnership could be considered a fiduciary with respect to an investing employee benefit plan, and various transactions between Management or any Affiliate and the Partnership, such as the payment of fees to Managers, might result in prohibited transactions. A regulation adopted by the Department of Labor generally defines plan assets as not to include the underlying assets of the issuer of the securities held by a plan. However, where a plan acquires an equity interest in an entity that is neither a publicly offered security nor a security issued by certain registered investment companies, the plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless: (i) the entity is an operating company or; (ii) equity participation in the entity by benefit plan investors (as defined in the regulations) is not significant (i.e., less than twenty-five percent (25%) of any class of equity interests in the entity is held by benefit plan investors).

Benefit plan investors are not expected to acquire twenty-five percent (25%) or more of the Units offered by the Partnership. Management of the Partnership intends to preclude significant investment in the Partnership by such plans. Employee benefit plans (including IRAs), however, are urged to consult with their legal advisors before subscribing for the purchase of Units to ensure the investment is acceptable under ERISA regulations.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties and can subject the fiduciary to liability for any resulting losses as well as equitable remedies. In addition, if an investment in the Partnership’s Units constitutes a prohibited transaction under the Code, the “disqualified person” that engaged in the transaction may be subject to the imposition of excise taxes with respect to the amount invested.

DESCRIPTION OF THE SECURITIES

The Partnership is offering up to 5 million Units of Class A Limited Partnership Interest at $10.00 per Unit with a minimum investment of $500.00 per Investor.

Summary of Distributions

The intention, subject to the discretion of the General Partner to change the terms of distribution and reflect the same in the attached Exhibit 3, the Amended and Restated Limited Partnership Agreement, specifically “Schedule B” for a Class issued for classes of Units is to make distribution as follows, provided the same will be made solely from revenue and proceeds available to the Partnership after payment of expenses and pari passu and pro rata with other Units.

The distribution terms are:

(i) the general costs and fees for the Partnership are paid first, excluding any management fee payable as a percentage of capital invested and subject to any specific agreement as to fees and costs allocated to a Class or Series;

(ii) the Amount Available for Distribution which is net of the costs and fees in Section 3.6(f)(ii) of the Limited Partnership Agreement will then be calculated and allocated on a pro rata (based on Capital Contributed) pari passu basis to each Class and the Management Fee for each Class calculated and paid to the Manager subject to any specific agreement as to fees and costs allocated to a Class or Series on the basis as described in Schedule “B” of the Limited Partnership Agreement;

(iii) next, pari passu the net amount by Class from Section 3.6(f)(ii) of the Limited Partnership Agreement on a per Unit basis will be paid using the funds available (on a currency separate basis), (some funds may be in reserve in case of shortfall in the following months to smooth out the distributions and avoid a need to claw back in the discretion of the General Partner) until the minimum return on Capital Contribution for each Class is distributed (any balance will be retained to year end);

(iv) then an annual true up for the Fiscal year will be calculated and paid within 60 days of calendar year end; the true up is increase the distribution for each Unit pro rata pari passu until each Unit has received a 10% (less Management Fee) return on Capital Contribution for the Fiscal Year;

(v) then to divide the amount remaining (if any) of Amount Available for Distribution over the 10% on Capital Contributed (less Management Fee) firstly 50/50 with the Manager (as Manager Bonus) and then equally per Unit.

The distributions will be made on the Units to the Limited Partners as determined by the General Partner, provided the same will be made as offered in the relevant Offering Memorandum and solely from revenue and proceeds available to the Partnership after payment of expenses pari passu and pro rata with other Units.

Allocation of Net Profits and Net Losses

Net Profits of the Partnership for any Fiscal Year and Net Loss of the Partnership for any Fiscal Year will be allocated by the Manager to the Limited Partners as follows:

(a) Net Profits or Net Losses of the Partnership for any Fiscal Year arising from a disposition of any interest in the Investments or from any other transaction giving rise to Amounts Available for Distribution will be allocated to the Limited Partners on the same basis as for distributions as set out in Section 3.6(f) of the Limited Partnership Agreement; and

(b) Net Profits of the Partnership and Net Losses of the Partnership for any Fiscal Year other than Net Profits or Net Losses arising from a disposition of any interest in the Investments or any other transaction giving rise to Amounts Available for Distribution, will be allocated to the Limited Partners on the same basis as for distributions as set out in Section 3.6(f) of the Amended and Restated Limited Partnership Agreement.

Redemption Timing: Monthly, 30-day notice and 30 days to pay (see limitations).

Redemption Payment: Redemption Price is the return of subscription price paid less costs directly associated subject to the following such that the Redemption Price will be reduced for early redemption on the following basis:

(i) 90% of the Redemption Price, if redeemed within 12 months from the date of issuance;

(ii) 92% of the Redemption Price if redeemed on or after 12 months from the date of issuance but within 24 months from the date of issuance;

(iii) 94% of the Redemption Price if redeemed on or after 24 months from the date of issuance but within 36 months from the date of issuance; and

(iv) 100% of the Redemption Price if redeemed on or after 36 months from the date of issuance.

Dividends:

Holders of the Class A Units shall be entitled to receive, and the Partnership shall pay thereon, if, as and when declared by the General Partner, out of moneys of the Partnership properly applicable to the payment of dividends, fixed, cumulative, preferential monthly minimum cash dividends in an amount equal to $0.0625 per Class A Units (being an annual rate equal to $0.75 or 7.5%) payable, with respect to each Class A Unit Dividend Period, on the 15th day of each of the months of each year (the “Class A Units Dividend Payment Date”) in respect of such Class A Units Dividend Payment Date. Dividends on the Class A Units shall accrue daily from and including the date of issue of such Units.

Voting Rights:

The holders of Class A Units will not be entitled to notice of or to attend, and will not be entitled to vote at, any meeting of shareholders, unless and until the Partnership shall have failed to fully pay an aggregate of three (3) monthly dividends on the Class A Units in accordance with the Amended and Restated Limited Partnership Agreement, whether or not consecutive and whether or not such dividends were declared and whether or not there are any monies of the Partnership properly applicable to the payment of such dividends. Accordingly, such voting rights shall be applicable once there is accrued and unpaid an aggregate of $0.1875 per Unit. In the event of such non-payment, and for only so long as any such dividends remain in arrears, the holders of the Class A Units shall be entitled to receive notice of all meetings of Limited Partners and to attend thereat.

The holders of the Class A Units shall be entitled to vote together with all of the Voting Shares of the Partnership on the basis of one vote in respect of each Class A Unit held by each such holder, until all such arrears of such dividends shall have been paid, whereupon such rights shall cease unless and until the Partnership shall again fail to pay the three (3) monthly dividends on the Class A Units in accordance with the terms hereof, whether or not consecutive and whether or not such dividends were declared and whether or not there are any monies of the Partnership properly applicable to the payment of such dividends, in which event such voting rights shall become effective again and so on from time to time. The holders of Class A Units shall be entitled to vote separately as a class on any resolution to wind-up, dissolve or liquidate the Partnership and as set out in the LPA.

Redemptions

The Units are redeemable within 30 days notice and with payment to be made no later than 30 days thereafter subject to redemption right. (See Exhibit 3 the Amended and Restated Limited Partnership Agreement).

Redemption Price and Payment – Redemption Price is Return of subscription price paid less costs directly associated subject to the following such that the Redemption Price will be reduced for early redemption on the following basis:

90% of the Issuance Price, if redeemed within 12 months from the date of issuance;
92% of the Issuance Price if redeemed on or after 12 months from the date of issuance but within 24 months from the date of issuance;
94% of the Issuance Price if redeemed on or after 24 months from the date of issuance but within 36 months from the date of issuance; and
100% of the Class A LP Units Issuance Price if redeemed on or after 36 months from the date of issuance.

The total amount payable by the Partnership for the Class A Limited Partnership Units tendered for redemption in the same calendar month may not exceed 1/12th of 25% of the total capital of the issued and outstanding Class A Units determined at the closing of the Class A Units Listing Date (the “Redemption Limit”); provided that the General Partner may, in its absolute discretion, waive such limitation in respect of all Units tendered for redemption in any period. To the extent the Partnership has received notices of redemption where the aggregate number of Class A Units would exceed the Redemption Limit, the Partnership shall redeem only such number of Class A Limited Partnership Units as to require the redemption of an aggregate number of Class A Limited Partnership Units in respect of redemptions equal to the Redemption Limit. The Partnership shall administer the foregoing and any cutbacks on a proportionate basis with respect to the aggregate number of Class A Limited Partnership Units represented by redemption notices. Any redemption notices (or portions thereof) which are not honored shall be honored at the next following Class A Units Monthly Shareholder Redemption Date, subject in all cases to the Partnership’s right to suspend redemptions and the Redemption Limit described herein;

redemptions will be restricted if, in the General Partner’s opinion (in its absolute discretion), the Partnership has insufficient liquid assets to fund such redemptions or the liquidation of assets at such time would be to the detriment of or adversely affect the remaining Limited Partners or the Partnership generally; and redemptions will be restricted if the redemption by the Partnership of all Class A Units surrendered for redemption in any period would be contrary to applicable law, in which case the Partnership shall redeem only the maximum number of Class A Units which it is then permitted to redeem selected on a pro rata basis from each holder of Class A Units surrendered for redemption according to the number of Class A Units surrendered for redemption by each such holder.

The Partnership may suspend the redemption of Class A Units for any period not exceeding 120 days during which the Partnership or the Manager determines that conditions exist which render impractical the sale of assets in the Portfolio or which impair the ability of the Manager to determine the value of assets of the Partnership or the Portfolio. The suspension may apply to all requests for redemption of Class A Units received prior to the suspension but as to which payment has not been made, as well as to all requests received while the suspension is in effect. Limited Partners who have tendered their Class A Units for redemption in such circumstances shall be notified of the suspension by the Partnership or the Manager and that the redemption will be effected following the termination of the suspension. All such holders of Class A Units shall have and shall be advised that they have the right to withdraw such Units surrendered for redemption. The suspension shall terminate in any event on the first day on which the condition giving rise to the suspension has ceased to exist provided that no other condition under which a suspension is authorized then exists. To the extent not inconsistent with the rules and regulations promulgated by any governmental body having jurisdiction over the Partnership, any declaration of suspension made by the Partnership or the Manager shall be conclusive.

REPORTS TO LIMITED PARTNERS AS REQUIRED BY THE AMENDED RESTATED LIMITED PARTNERSHIP AGREEMENT

Adequate accounting records (GAAP) shall be kept of all Partnership business and these shall be open to inspection by any of the Partners at any reasonable times.

Within 90 days after the end of each Fiscal Year, a general account of the affairs of the Partnership shall be furnished to each Partner, together with such appropriate information as may be required by each Partner for the purpose of preparing its income tax return for that year.

PART F/S

Unaudited Balance Statements For period Beginning January 1, 2021 and Ending June 30, 2021

EquityLine Capital, LP
Balance Sheet
For the period ending June 30, 2021

ASSETS
Current Assets
Cash	$—
Total Current Assets	—

TOTAL ASSETS	$—

LIABILITIES AND PARTNER'S CAPITAL
Current Liabilities
Total Current Liabilities	$—

TOTAL LIABILITIES	—

Partner's Capital
Preferred stock, no par, 1,000,000 authorized, 0 issued and
outstanding as of December 31, 2020	—
Common stock, no par, 3,000,000 authorized, issued and
outstanding as of December 31, 2020	—
Additional paid in capital	—
Retained earnings	—
TOTAL PARTNER'S CAPITAL	—

TOTAL LIABILITIES AND
PARTNER'S CAPITAL	$—

EquityLine Capital, LP
Statement of Operations
For the period ending June 30, 2021

REVENUE
Total revenue	$—

EXPENSES
Total operating expenses	—

LOSS FROM OPERATIONS	—

OTHER INCOME (EXPENSES)	—
—

NET LOSS	$—

EquityLine Capital, LP
Statement of Partner's Capital
For the period ending June 30, 2021

	Outstanding	Additional Paid	Retained
	Units	In Capital	Earnings	Total

December 31, 2021	100	$-	$-	$-

Issuance of Founders Units	-	-	-	-

Net income (loss)	-	-	-	-

Capital contributions			-

Distributions			-

June 30, 2021	100	$-	$-	$-

EquityLine Capital, LP
Statement of Cash Flows
For the period ending June 30, 2021

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$—
Adjustments to reconcile net income (loss)
to net cash provided by (used in)
operating activities:
Portfolio valuation adjustment

Net cash provided by operating activities	—

CASH FLOWS FROM INVESTING ACTIVITIES

Net cash (used in) investing activities	—

CASH FLOWS FROM FINANCING ACTIVITIES
Contribution from shareholder	—

Net cash provided by financing activities	—

NET INCREASE IN CASH	—

Cash at beginning of year	—
Cash at end of year	$—

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during year for interest	$—
Cash paid during year for income taxes	$—

Financial Statements and Report of

Independent Certified Public Accountants

EquityLine Capital, LP

December 31, 2020

Independent Auditor's Report

Board of Directors and Partner of

EquityLine Capital, LP:

Opinion

We have audited the financial statements of EquityLine Capital, LP, which comprise the statement of financial position as at December 31, 2020, and the statement of operations, statement of changes in partner's capital, and statement of cash flows for the period from September 8, 2020 (inception) through December 31, 2020 and notes to the financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying financial statements present fairly, in all material respects the financial position of EquityLine Capital, LP as at December 31, 2020, and of its financial performance and its cash flows for the period from September 8, 2020 (inception) through December 31, 2020 then ended in accordance with International Financial Reporting Standards (IFRSs).

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are independent of EquityLine Capital, LP in accordance with the ethical requirements that are relevant to our audit of the financial statements in the United States of America, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRSs, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing EquityLine Capital, LP's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate EquityLine Capital, LP or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing EquityLine Capital, LP's financial reporting process.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional skepticism throughout the audit. We also—

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error; design and perform audit procedures responsive to those risks; and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of EquityLine Capital, LP's internal control.
Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.
Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on EquityLine Capital, LP's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause EquityLine Capital, LP to cease to continue as a going concern.
Evaluate the overall presentation, structure, and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

/s/ Assurance Dimensions

Tampa, Florida

June 24, 2021

EquityLine Capital, LP
Balance Sheet
December 31, 2020

ASSETS
Current Assets
Cash	$—
Total Current Assets	—

TOTAL ASSETS	$—

LIABILITIES AND PARTNER'S CAPITAL
Current Liabilities
Total Current Liabilities	$—

TOTAL LIABILITIES	—

Partner's Capital
Preferred stock, no par, 1,000,000 authorized, 0 issued and
outstanding as of December 31, 2020	—
Common stock, no par, 3,000,000 authorized, issued and
outstanding as of December 31, 2020	—
Additional paid in capital	—
Retained earnings	—
TOTAL PARTNER'S CAPITAL	—

TOTAL LIABILITIES AND
PARTNER'S CAPITAL	$—

EquityLine Capital, LP
Statement of Operations
For the period from September 8, 2020 to December 31, 2020

REVENUE
Total revenue	$—

EXPENSES
Total operating expenses	—

LOSS FROM OPERATIONS	—

OTHER INCOME (EXPENSES)	—
—

NET LOSS	$—

EquityLine Capital, LP
Statement of Partner's Capital
For the period from September 8, 2020 to December 31, 2020

	Outstanding	Additional Paid	Retained
	Units	In Capital	Earnings	Total

September 8, 2020	-	$-	$-	$-

Issuance of Founders Units	100	—	—	—

Net income (loss)	—	—	—	—

Capital contributions			—

Distributions			—

December 31, 2020	100	$—	$—	$—

EquityLine Capital, LP
Statement of Cash Flows
For the period from September 8, 2020 to December 31, 2020

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$—
Adjustments to reconcile net income (loss)
to net cash provided by (used in)
operating activities:
Portfolio valuation adjustment

Net cash provided by operating activities	—

CASH FLOWS FROM INVESTING ACTIVITIES

Net cash (used in) investing activities	—

CASH FLOWS FROM FINANCING ACTIVITIES
Contribution from shareholder	—

Net cash provided by financing activities	—

NET INCREASE IN CASH	—

Cash at beginning of year	—
Cash at end of year	$—

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during year for interest	$—
Cash paid during year for income taxes	$—

Note A – Nature of Business and Organization

Equityline Capital (Delaware) LP is a Delaware Limited Partnership formed for the purpose of acquiring originated mortgages or mortgage secured debentures or notes primarily from Equityline Mortgage Investment Corporation, a party owned and managed by the Principals of the Partnership and operating a Canadian mortgage lender. The Partnership was formed as a Limited Partnership (LP) as its legal structure under the laws of the State of Delaware on September 8, 2020.

Note B – Significant Accounting Policies

Basis of Presentation

These financial statements have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”). The financial statements comply with IFRS as issued by the IASB.

Cash and Cash Equivalents

The Partnership considers all highly liquid instruments with an original maturity of less than three months to be cash and cash equivalents. The Partnership places its temporary cash investments with high quality financial institutions. At times, such investments may be in excess of FDIC insurance limits. The Partnership does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Income Taxes

The Partnership, with the consent of its stockholder has elected to be taxed under sections of federal and state income tax law, which provide that, in lieu of partnership income taxes, the member separately accounts for its share of the Partnership’s items of income, deductions, losses and credits. As a result of this election, no income taxes have been recognized in the accompanying financial statements. The Partnership periodically assesses whether it has incurred income tax expense or related interest or penalties in accordance for uncertain income tax positions. No such amounts were recognized.

The Partnership adopted the income tax standard for uncertain tax positions. As a result of this implementation, the Partnership evaluated its tax positions and determined that it has no uncertain tax positions as of December 31, 2020. The Partnership’s 2020 tax year is open for examination for federal and state taxing authorities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note C - Partner's Capital

Common shares are classified as equity. Incremental costs directly attributable to the issue of common shares are recognized as a deduction from equity. Dividends to shareholders are recognized in shareholders' equity. As of December 31, 2020 the general partner was the only partner of the partnership.

Note D - Commitments and Contingencies

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Partnership but which will only be resolved when one or more future events occur or fail to occur. The Partnership's management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Partnership or unasserted claims that may result in such proceedings, the Partnership's legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Partnership's financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

COVID-19

Management has concluded that the COVID-19 outbreak in 2020 may have a significant impact on business in general, but the potential impact on the Partnership is not currently measurable. Due to the level of risk this virus has had on the global economy, it is at least reasonably possible that it could have an impact on the operations of the Partnership in the near term that could materially impact the Partnership's financials. Management has not been able to measure the potential financial impact on the Partnership but will review commercial and federal financing options should the need arise.

Note E - Subsequent Events

Management has assessed subsequent events through June 24, 2021 the date on which the financial statements were available to be issued.

EXHIBIT INDEX

Exhibit #	Exhibit Name
2	Certificate of Limited Partnership
3	Amended Restated Limited Partnership Agreement
4	Subscription Agreement
6	Management Agreement
8	Escrow Agreement
11	Written Expert Consent Letter of Assurance Dimensions
12	Legal Opinion Letter Regarding of the Securities Offered
16	Affiliates Diagram

SIGNATURE PAGE

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, in Ontario, Canada on December 16, 2021.

ISSUER:

EquityLine Capital (Delaware) LP, a Delaware limited partnership

920 North King Street, 2nd Floor

Wilmington, DE 19801

Phone: 1-888-269-1988

Signed by its General Partner:

EquityLine Capital (Delaware) LLC

s/Sergiy Shchavyelyev

Sergiy Shchavyelyev

Principal/Chief Executive Officer of the General Partner

Date: December 16, 2021

This Offering Statement has been signed by the following persons in the capacity and on the dates indicated.

s/Sergiy Shchavyelyev

Name: Sergiy Shchavyelyev

Title: Principal Executive Officer of the Partnership

Date: December 16, 2021

Location Signed: City of Toronto, Ontario, Canada

s/Roman Raskin

Name: Roman Raskin

Title: Chief Financial Officer / Principal Accounting Officer of the Partnership

Date: December 16, 2021

Location Signed: City of Toronto, Ontario, Canada

This Offering Statement has been signed by the following sole director in the capacity and on the date indicated.

 s/ Sergiy Shchavyelyev

Name: Sergiy Shchavyelyev

Title: Director of the Partnership & General Partner

Date: December 16, 2021

Location Signed: City of Toronto, Ontario, Canada